As filed with the Securities and Exchange Commission on June 27, 2008                                      Registration No. 333-

                                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                                                                     Washington, D.C. 20549

                                                                                                  FORM S-1

                                                                               REGISTRATION STATEMENT

                                                                                                      Under

                                                                                   The Securities Act of 1933

                                                                     ARC INTERNATIONAL CORPORATION

                                                            (Exact name of registrant as specified in its charter)

                                Nevada                                                          3990                                                   20-5244503

                 (State or Jurisdiction of                               Primary SIC Code                                    (IRS Employer

           incorporation or organization)                                                                                           Identification No.)

               333 Turnbull Canyon Road                                                                               Jay Hooper, Chief Executive Officer

           City of Industry,  CA 91745                                                                                          333 Turnbull Canyon Road

                    (626) 626-1051                                                                                                        City of Industry,  CA 91745

                                                                                                                                                                (626) 606-1051

(Address, including zip code, and telephone number, including area code

of Registrant's principal executive offices)                                                     (Name, address, including zip code, and telephone

                                                                                                                                  number, including area code, of agent for service

                                                                                                    Copy to:

                                                                                             Jehu Hand, Esq.

                                                                       Hand & Hand, a professional corporation

                                                                                     24351 Pasto Road Suite B

                                                                                   Dana Point, California 92629

                                                                                               (949) 489-2400

                                                                                      Facsimile (949) 489 0034

               Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this registration statement.

               If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]

               Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, or a smaller reporting company:

               Large accelerated filer [     ]                     Accelerated filer [     ]

               Non-accelerated filer [     ]                       Smaller reporting company [  X  ]

                                                                 CALCULATION OF REGISTRATION FEE

                                                                                                          Proposed Maximum  Proposed Maximum

          Title of Each Class of                               Amount to             Offering Price               Aggregate              Amount of

     Securities to be Registered                        Be Registered             Per Share(1)               Offering Price       Registration Fee

Common Stock offered by

  Selling Shareholders...............................           759,125                         $  4.00                  $        3,036,500          $       93.22

Common Stock offered by

  Company...................................................        1,000,000                             4.00                           4,000,000                 122.80

Underwriter’s Warrants............................           100,000                               ..01                                  1,000                       ..03

Common Stock underlying Underwriter’s

  Warrants...................................................           100,000                             4.80                              480,000                   14.74

Total............................................................        1,859,125   shares                                       $        7,647,500          $     230.79   (2)

(1)       Estimated solely for purposes of calculating the registration fee.  The proposed maximum offering price per share is based upon the expected public offering price of $4.00 per share pursuant to Rule 457(a).  The common stock is not traded on any market and the Registrant makes no representation hereby as to the price at which its common stock shall trade.

(2)       Includes up to 100,000 shares issuable to the Underwriter pursuant to Underwriter’s Warrants.

(3)       Also registered hereunder are an  indeterminate number of shares of Common Stock that may become issuable pursuant to antidilution adjustments.

            (2)    Filing fee of $230.79 paid with initial filing.

            The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                                        PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION

PROSPECTUS

ARC INTERNATIONAL CORPORATION

1,000,000 Shares of Common Stock Offered by ARC

759,125 Shares of Common Stock Offered by Selling Shareholders

          ARC International Corporation, a Nevada corporation (“ARC”) is offering 1,000,000 shares of common stock and the selling stockholders are offering 759,125 shares.  ARC will not receive any proceeds from the sale of shares by the selling stockholders. Certain of the selling stockholders which were affiliates of ARC may be deemed to be underwriters.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed on the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. Purchase of these securities involves risks.  See "Risk Factors" on page 5.

OFFERING BY ARC INTERNATIONAL CORPORATION

Initial Offering Price                                                    Sales Commissions                                                            Total Proceeds

                                                                                                                                                                                          to Company

Per share                $4.00                                                         $.40(1)                                                  $              3.60

Total                       $4,000,000(2)                                       $ 400,000(1)                                              $              3,600,000

(1)         Does not reflect costs of the offering, estimated at $150,000, including additional compensation to be received by the Underwriter in the form of (i) a non accountable expense allowance of $120,000 ($.12 per Share; and (ii) a five year option to purchase up to 100,000 Shares at a price per Share  equal to 120% of the per Share public offering price, exercisable over a period of four years commencing one year from the date of this Prospectus (the "Underwriter’s Warrant”).  In the event Shares are sold by the officers and directors of ARC, no sales commissions will be paid nor Underwriter’s Warrant will be issuable with respect to such Shares.  In addition, ARC has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933.  See "Underwriting

(2)         The Underwriter is offering the Shares on behalf of ARC on a straight “best efforts,” no minimum offering.

OFFERING BY SELLING STOCKHOLDERS

Initial Offering Price(1)                                                Sales Commissions                                    Total to Selling Stockholders

Per share                $4.00                                                             (2)                                                      $4.00

Total                       $3,036,500                                                    (2)                                                      $3,036,500

(1)           The shares will be offered at the Initial Offering Price until such time, if any, that the common stock is trading or listed on a public market, at which time the common stock will be offered at market prices.  The Initial Offering Price of $4.00 was determined by negotiations between ARC and the selling stockholders.

(2)           ARC will not receive any proceeds from the Selling Stockholder Offering, and the Selling Stockholders are not required to reimburse ARC for any proportionate share of the offering expenses. No person has agreed to underwrite or take down any of the securities.  For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. Since the Underwriter does not make a market in any securities, the Underwriter will not receive any sales commissions from the sale of Shares by the Selling Stockholders.   For private sale transactions, no sales commission can be paid.  There is no minimum amount of securities which may be sold in the Selling Stockholder Offering.

              Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.  [JK LOGO HERE]

The date of this prospectus is June  __, 2008.

                                                                               PROSPECTUS SUMMARY

          The following is intended to be a summary of the most important aspects of our business.

ARC International Corporation

        ARC International Corporation (“ARC” or “ARC”) has been engaged in the business of e-waste recycling and resource recovery since 1996, concentrated primarily in the Northeast, Midwest, Southwest and Western regions of the United States, in addition to Northwest Mexico. ARC is currently expanding its Mexican operations.  In addition, we are seeking strategic acquisitions in, Canada, Vietnam, China, and Taiwan.

          E-waste is a growing environmental problem. The US Environmental Protection Agency says that up to 1.9 million tons of e-waste is generated each year and only about 379,000 million tons are recycled; the unrecycled e-waste is sent to landfills. Of the amount that is recycled, a large portion of the waste is shipped to Asia for recycling or landfills.  ARC is providing solutions to meet this problem. Our mission is “Zero Waste, Zero Landfill, and Zero Pollution.” In addition to expanding our processing capability, we are continuously striving to increase the materials that can be economically recovered from e-waste, such as gold, copper, silver, lead, glass, paper and plastics.

          ARC recycles waste from manufacturers, businesses and consumers. California, along with 6 other states, pays a subsidy in connection with e-waste recycling. ARC also refurbishes and resells obsolete electronic inventory and serviceable electronics to the less developed world, including countries such as Cambodia, Thailand, Indonesia, Laos, Myanmar and Philippines.

                    ARC has grown primarily through internal expansion. We have 6 e-waste processing facilities nationwide, including our California headquarters and are opening additional locations in 2008 including our Baja California, Mexico Norte e waste processing facility. ARC has e-waste operations in California, Illinois, Georgia, Nevada, New Jersey, Texas and Mexico. We operate primarily in larger metropolitan markets where ARC has access to major transportation infrastructure. ARC currently owns and operates a total of 4 collection facilities, and 6 recycling facilities.

                    ARC’s growth strategy is centered on e-waste collection and recycling expansion programs, in addition to acquisitions, primarily within larger regional markets, as well as select Mexican and Chinese markets. We pursue a "hub and spoke" expansion and acquisition strategy, involving acquiring or establishing collection facilities in our target markets that can be serviced by our existing and planned recycling facilities.  ARC targets both profitable and under-performing collection and recycling businesses. We will also consider acquiring collection and recycling businesses in markets where these businesses can complement our growth plans.

                    ARC believes it enhances the productivity of acquired businesses through our expertise in regulatory and permitting matters and through our internal recycling capabilities. We also seek to optimize the performance of acquired businesses and the utilization of collection capacity by securing a captive e-waste stream and other recyclable products for each recycling facility through an integrated network of collection locations; through long-term disposal contracts; through enhanced marketing initiatives; through the public contract bidding process; and through other programs that reduce dependence on recyclable product volumes from unaffiliated sources. At present, approximately 95% of the recyclable products received by our facilities is derived from ARC's own collection facilities or is received under contracts of more than one year in duration. We seek to improve operating efficiencies and profitability through increased utilization of our collection and recycling facilities, rationalizing operating and administrative costs.

                    ARC’s recycling operations currently recycles approximately 95% of the products which we collect.   We have established a mix of residential, commercial, industrial and municipally-contracted service revenues.

                    Another element of ARC’s growth strategy is shown by our recent entry into the Mexican marketplace.  In November, 2007, an affiliate of ARC acquired a 100% interest in an approximately 50 acre site, strategically fronting Highway 1.  ARC has begun the initial construction of an approximately 50,000 sq. ft. state-of-the-art facility that will include e-waste recycling, battery recycling, a smelting plant and a 60 ton scale facility that will be open to the public. In addition, we have established a collection center in Tijuana.  We will lease the facility from the affiliate upon its completion, expected later in  2008.

                    ARC believes the Baja California Norte project provides the Company with a strategic entry into the Mexican recycling market and provides a base for expanding our operations in Mexico.  We intend to increase our operations in Mexico primarily through joint ventures with local entities or by acquiring existing waste collection and/or recycling businesses.

          Our address is 333 Turnbull Canyon Road, City of Industry, California 91745, and our telephone number is (626) 606-1051

Selected Operations Data

          The following table shows our results of operations for the past 5 years.  The selected operations data below has been derived from the audited financial statements for the years ended March 31, 2007 and 2006 and  the unaudited nine months ended December 31, 2007.

                                                          Nine Months Ended

                                                                December 31,                  Years ended March 31,

                                                          2007                                              2007                    2006

Revenue                                    $  24,025,333                          $    17,896,460  $    15,310,569    $

Cost of Goods Sold                     14,113,854                                      6,670,024            9,056,095

General and Administrative

  Expenses                                       8,894,143                                10,133,325                5,922,742

Operating Income                          1,017,336                                      1,093,111               331,727

Interest Expense                                386,169                                         244,046                 83,691

Net Income after taxes                      502,089                                         529,102               182,000

Net Income per share              $               ..09                                $               ..09    $                 ..06

The Offering

          The offering includes shares offered by ARC and shares offered by the selling stockholders, who are offering all of the shares owned by them.  ARC’s offering is being underwritten on a “straight best efforts, no minimum” non-exclusive basis by Jackson, Kohle & Co. (the “Underwriter”). In the event officers of ARC obtain purchasers for the ARC Offering, no sales commissions or Underwriter’s Warrants will be earned by the Underwriter. The Underwriter has not been engaged with respect to the Selling Stockholder Offering.

                Securities Offered:................................................... 1,000,000 shares by ARC

                ..................................................................................... 759,125 shares by selling stockholders.

                Initial Offering Price................................................ $4.00 per share.

                Use of Proceeds....................................................... ARC will use the proceeds of the ARC Offering ($3,431,540 if the maximum offering is sold) for acquisitions in the e-waste industry, purchase of equipment, leasehold improvements and working capital.  ARC has not identified any acquisition.  Any acquisition which is material will be required to be disclosed by post effective amendment to the registration statement of which this prospectus is a part.

                Offering Period:........................................................ Until [12 months from effective date]

                Risk Factors.............................................................. The securities offered hereby involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment.

Common Stock Outstanding (1) Before Offering:................ 6,161,042(1) shares

Common Stock Outstanding After Offering:...................... 7,161,042(1) shares

Proposed _______________ Symbol................................ ___

(1)           Based on shares outstanding as of June 27, 2008 and gives effect to a 1-for 2 reverse stock split.  Does not include up to 2,000,000 shares issuable under the 2007 Stock Option Plan, nor the issuance of up to 100,000 shares underlying the Underwriter’s Warrants.  No options have been granted under the 2007 Stock Option Plan.

Risk Factors

                Before you buy the securities offered hereby consider the following risk factors and the rest of this prospectus.

                                                                                         RISK FACTORS

                The shares are a speculative investment and risky.  You should especially consider the following risk factors, in addition to the risk factor s that apply to enterprises in the e waste recycling industry.

We have significant capital requirements in connection with our business expansion.

                 The recycling business is capital intensive, requiring significant expenditures for transportation equipment and specialized recycling equipment. As ARC strives to recover more material from e-waste to meet its goal of 100% recovery, it will require significant purchases of this equipment, some of which will need to be custom designed or adapted from existing equipment.  ARC is in need of approximately $2,500,000 in funding to carry out its business plan for the next 12 months for recycling equipment and facilities improvement. The ARC Offering will provide up to $3,480,000 of this funding, but since the ARC Offering is being conducted on a “straight best efforts” basis, we might need to seek capital from other offerings or from other sources such as debt financing. As a result of the significant operating expenses related to start up operations, operating results will be adversely affected if significant sales do not materialize, whether due to competition or otherwise.  There can be no assurance that ARC will be able to obtain required funding,  nor that it will be able to continue its growth in the future or maintain profitability.  There can be no assurance that ARC will be able to implement its business plan in accordance with its internal forecasts or to a level that meets the expectations of investors. See: Management’s Discussion and Analysis.”

We plan to expand in part through acquisitions, which could be risky and cause delays in our offering.

                We may acquire other companies in the e waste recycling business in those cities where we do not already have a physical presence. An acquisition could enable us to expand more rapidly, but the success of any acquisition will be heavily dependent upon due diligence investigation of the acquired company’s operations and history, including liabilities. ARC’s ability to acquire any business will be subject to the ability of ARC to obtain audited financial statements of  the acquired company, unless such business is not deemed to be material (generally, a business whose sales are equal or exceed 10% of ARC’s revenues for the prior fiscal year would be considered “material.”)  In the event ARC acquires any material business during the offering period it would be required to suspend the offering until such time as this prospectus is amended to update the information in this prospectus, including the required audited financial information of the acquired business. See “Business-Expansion Plan.”

ADDITIONAL INFORMATION

                ARC International Corporation has filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C.  20549.  This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission.  For further information with respect to ARC International Corporation and the securities offered, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates during regular business hours.  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference.  ARC International Corporation will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein.  This request should be directed to ARC International Corporation at 333 Turnbull Canyon Road, City of Industry, California 91745, telephone (626) 606-1051.

                ARC is required to file reports and other information with the Commission.  All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The public may obtain information on the operation of the public reference room in Washington, D.C. by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.  The address of such site is http://www.sec.gov.  In addition, ARC International Corporation intends to make available to its shareholders annual reports, including audited financial statements and such other reports as ARC International Corporation may determine.

DILUTION

       The difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share of Common Stock after this offering constitutes the dilution to investors in this offering.  Net tangible book value per share is determined by dividing the net tangible book value of ARC (tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

       At December 31, 2007, the common stock had a net tangible book value of $2,982,816 or $ 0.49 per share.  After giving effect to the receipt of the net proceeds from the sale of Shares offered hereby at an initial public offering price of $4.00 per share, the pro forma net tangible book value of ARC at December 31, 2007 would have been $6,414,356 or $.90 per share, representing an immediate increase in net tangible book value of $.41 per share to the present stockholders, and immediate dilution of $3.10 per share to public investors.  The following table illustrates dilution to public investors on a per share basis:

       Public offering price per share..........................................................................................................                                                          $4.00

               Net tangible book value per share before offering................................................................                                                          $0.49

 Increase per share attributable to public investors.....................................................................................................                                  $0.41

  Pro forma net tangible book value per share after offering.......................................................................................................                  $.90

Dilution per share to public investors..........................................................................................................................................                    $3.10

       The following table sets forth with respect to the present stockholders and public investors, a comparison of the number of shares of Common Stock owned by the present stockholders, the number of shares of Common Stock to be purchased from ARC by the purchasers of the Shares offered hereby and the respective aggregate consideration paid to ARC and the average price per share.

                                                                                       Percent                                                      Percent                   Average

                                                            Shares               of Total                    Total                         of Total                      Price

Stockholders                                Purchased           Shares            Consideration           Consideration            Per Share

Present Stockholders                   6,161,042(1)             86.0%               $1,822,000          (2)                31.3%                           $.29

Public Investors                               1,000,000             14.0%                  4,000,000                    __68.7%                         $4.00

Total                                                   7,148,542           100.0%                $5,820,000                        100.0%                           $.81

                                                                                      DIVIDEND POLICY

                ARC has not paid any dividends on its common stock.  ARC currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

MARKET PRICE OF COMMON STOCK

                Our common stock has never traded.  As of June 27, 2008, there were 41 record holders of common stock.

                There are no warrants or options outstanding and no registration rights have been granted.  At the present time 6,161,042  shares are outstanding, including 759,125 which have been registered for resale via this prospectus.  These 759,125  shares are not currently eligible for resale under Rule 144 until June 27, 2009.  In addition, ARC has reserved for issuance 2,000,000 shares of common stock to members of the Board of Directors, employees, consultant and others under the 2007 Stock Option Plan, and ARC may issue up to 100,000 shares upon exercise of Underwriter’s Warrants.

USE OF PROCEEDS

The net proceeds to the Company from the Offering are estimated to be $3,431,540 million, after deducting the  underwriting  discount and  estimated  Offering expenses.  The Company will use all of such net proceeds for general working capital purposes, after emphasis on financing the development and capital expenditures associated with the Baja California Norte e-waste processing facility, estimated to be $2,500,000.  ARC may also use a portion of the net proceeds, estimated at $500,000, for acquisition of other companies in the e-waste business.  No acquisition has been identified as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Results of Operations

Year Ended March 31, 2007 compared to Year Ended March 31, 2006

Revenues increased 17% from 2006 to 2007 and gross profit increased from 40.8% of revenues in 2006 to 62.7% of net revenues in 2007. The increase in sales was due to opening new locations and increased sales at existing locations. Increases in gross profit was attributable to increases in efficiency of our recycling processes.  General and administrative expenses increased by 58% from 2006 to 2007. The increase in general and administrative expenses was primarily caused by increased amounts incurred for research and development expenses for increasing recycling efficiency, and increases in legal and accounting, employee expenses, rent, travel and utilities related to the expansion of ARC’s facilities. ARC believes that general and administrative expenses will increase in the future in line with its continuing business expansion, and with increases in revenues.  In addition, in the fiscal year ended March 31, 2008 legal and accounting expenses will increase in connection with ARC’s status as a public company.

                Interest expenses increased from $83,691 in fiscal 2006 to $244,046 due to increased borrowings to fund expansion. Net income of $529,192 in fiscal 2007 was 244% higher than 2006 net income of $182,000. Management believes that for fiscal 2008 net income will also continue to increase, although management cannot guarantee that the increase will be at the same rate.

Liquidity and Capital Resources

                As of March 31, 2007, ARC had working capital of $941,336 and shareholders’ equity of $2,480,729. ARC has a revolving credit and line of credit agreement with a bank for $4,000,000, of which $2,744,504 was utilized as of March 31, 2007. Both lines were not renewal upon its termination on August 31, 2007. Two new accounts receivable lines were entered into with a different bank in October 2007.  One line is for up to $4,800,000 for up to 85% of eligible accounts.  The second line is for Exim-bank guaranteed receivables for 90% of eligible accounts receivable.  ARC had one bank line of for equipment purchases for $1,000,000,all of which was utilized as of March 31, 2007, and another bank line for equipment of $744,000, of which $659,840 was utilized as of March 31, 2007. For the fiscal year ended March 31, 2008, ARC estimates it will require obtaining additional lines of credit, or increases in the existing lines, of approximately $9,000,000, in order to fund equipment purchases. In addition, ARC’s Baja California Mexico facility will require capital expenditures of approximately $2,500,000 commencing during fiscal 2008 and continuing until some time in fiscal 2009. The loan agreements for these lines of credit contain financial covenants, including requirements for minimum working capital coverage which were in default as of March 31, 2007. ARC subsequently corrected the technical default. ARC believes it can obtain the required increases in credit facilities or in the alternative obtain capital through the sales of its equity securities. However, ARC has no agreement or arrangement for obtaining such equity infusions and there can be no assurance that the needed cash can be obtained. If such cash is not obtained ARC will not be able to continue to expand its operations.

                Information included in this prospectus includes forward looking statements, which can be identified by the use of forward-looking terminology such as may, expect, anticipate, believe, estimate, or continue, or the negative thereof or other variations thereon or comparable terminology. The statements in "Risk Factors" and other statements and disclaimers in this prospectus constitute cautionary statements identifying important factors, including risks and uncertainties, relating to the forward-looking statements that could cause actual results to differ materially from those reflected in the forward-looking statements.

                Any or all of our forward looking statements in this annual report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward looking statement can be guaranteed. In addition, we undertake no responsibility to update any forward-looking statement to reflect events or circumstances which occur after the date of this prospectus.

                Material factors which will affect ARC’s operating results in future periods include the following:

                Continuation of California’s Electronic Recycling Waste Program and similar programs in other states

                Constraints in California’s state budget which could be caused by an estimated budget deficit of $14 billion for 2008;

                ARC’s ability to maintain and increase the efficiency of its recycling operations.

                ARC’s success in implementing its expansion program, particularly its proposed processing center in Baja California, Mexico.

                Competition in the e-waste industry from existing competitors or from recycling or waste management companies which may enter the industry.

                ARC’s ability to continue to obtain debt financing for its expansion and to obtain equity financing as well

                Other factors which are mentioned in this Prospectus or which may be mentioned in ARC’s future reports under the Securities Exchange Act of 1934.

                                                                                              BUSINESS

Background

        ARC International Corporation (“ARC,” the “Company” or “us”) was incorporated in Nevada in December 1998 under the name “Northstar Ventures, Inc.”  Northstar Ventures, Inc., a “blank check” or “shell” company,  filed a Registration Statement on Form 10-SB in 2000 and thereby became required to file reports under the Securities Exchange Act of 1934.  On January 4, 2008, Northstar, with 746,625 outstanding shares, acquired all the outstanding shares of ARC International Corp., a California corporation engaged in recycling e-waste (“ARC California”), by the issuance of 6,138,542 new shares of its common stock.  ARC California was incorporated in California in 1996.  Northstar subsequently changed its name to ARC International Corporation, and the sole officer and director of Northstar was replaced by designees of ARC California. As a result of the above transaction, ARC’s corporate structure consists of a Nevada holding company;  a California subsidiary which is the operating company; and a new Mexican subsidiary, ARC de Mexico SA.  For purposes of this Prospectus, references to ARC or the Company are to the consolidated entity unless the context requires otherwise.

General

          ARC International Corporation (“ARC”) has been engaged in the business of e-waste recycling and resource recovery since 1996. We have 11 e-waste processing facilities nationwide including our California headquarters and are opening additional locations in 2008, including a state of the art waste processing facility in Baja California Norte, Mexico currently under construction.

          E-waste is a growing environmental problem. The US Environmental Protection Agency says that up to 1.9 million tons of e-waste is generated each year and only about 379,000 million tons are recycled; the unrecycled e-waste is sent to landfills. Of the amount that is recycled, a large portion of the waste is shipped to Asia for recycling or landfills.  ARC is providing solutions to meet this problem. Our mission is “Zero Waste, Zero Landfill, Zero Pollution.” In addition to expanding our processing capability, we are continuously striving to increase the materials that can be economically recovered from e-waste, such as gold, copper, silver, lead, glass, paper and plastics.

          ARC recycles waste from manufacturers, businesses and consumers. California, along with 6 other states, pays a subsidy in connection with e-waste recycling. ARC also refurbishes and resells obsolete electronic inventory and serviceable electronics to the less developed world.

E-waste

                About 304 million electronic devices, including cell phones, TVs, VCR, computers and monitors were removed from US households in 2005, according to the EPA. Businesses are also significant sources of e-waste.  The components of e-waste include glass, wood, paper, plastics, ferrous and non ferrous metals such as gold, silver, copper, mercury, cadmium, lead, antimony, beryllium, and chromium.  The heavy metals in e-waste are hazardous if leached from landfills. About $6 in material can be recovered from one computer. Improper recycling of e-waste as carried out in the developing world is highly polluting. For example, copper can be recovered from wiring by simply burning off the plastic insulation. Gold can be recovered by burning capacitors. These processed release dioxins and other toxins in the atmosphere. Most of the e-waste materials are not recycled or recovered by backyard methods.  In response to the e-waste recycling problem in the developing world, the Basel Convention has been adopted to ban the export of e-waste to developing countries. The United States of America is not a party to the Basel Convention. China has banned the importation of e-waste, although enforcement of this law is not consistent.

                In response to the e-waste problem, several manufacturers are reducing the use of lead and other heavy metals, and some offer free recycling programs.  Local governments offer e-waste collection programs; however, the majority of e-waste is not recycled.

ARC’s E-waste processing markets

                ARC’s e-waste recycling services three primary markets: original equipment manufacturers, large businesses and residential consumers. Original equipment manufacturers require assistance in the disposal of obsolete or returned inventory. An example of obsolete inventory would be dial up modems. Frequently this inventory is still serviceable and, with the permission of the manufacturer, ARC remarkets the new equipment to Asian markets through its Cambodian remarketing subsidiary. This subsidiary also refurbishes used equipment for resale.

                Business customers are continually upgrading their information technology infrastructure and require the services of a reliable and service oriented e-waste recycler such as ARC. For our business customers, we provide procedures to document the receipt, disassembly, destruction and recycling of e-waste. We also document the erasure of data from storage media. Our documentation procedures provide assurances to business customers that e-waste has been disposed of properly, without the possibility of continuing legal liability on their part.

                Consumer e-waste is provided principally by governmental collection programs.  ARC promotes community e-waste recycling events in its areas of operation.

Recycling process

                The recycling process is rationalized on the basis that sorted e-waste is more valuable than unsorted. The higher the level of sorting, the higher the value.  After sorting and disassembly, we sort components mechanically and by hand, separate the various materials either by hand or my means of various material handling, crushing and sorting machines. We design or adapt commercial recycling equipment for our needs. After separation, material is sold to local and oversea manufactures or recyclers . E-waste recyclers in the United States can generally recycle and resell about 99% (by weight) with the remainder (consisting of cost)  not being economically recyclable without substantial investment in plant and equipment. The recycler must pay a third party for the appropriate disposal of this residue.

Expansion Program

                During calendar 2008 we intend to expand into 8 to 10 additional locations in the United States and open overseas facilities in the Pacific Rim as well.  ARC has established an internal training program called “ARC University” to train facility personnel in our new locations in ARC’s methods and recycling philosophy.

                Our Baja California Norte facility is being constructed on the outskirts of Ensenada, Mexico. This location was chosen due to its proximity to the United States and the port of Ensenada. The Baja California Norte processing facility will complete processing for the e waste collected throughout all our North American locations. ARC’s intent is to centralize the major portion of its recycling in this location, and to invest in the specialized equipment to recycle a higher percent of the e-waste. Our goal is 100% recycling. We plan to establish a smelter at this location to recycle glass from CRT monitors, to recover more metals from the e waste and process recyclable plastics, and market the recycled materials internationally. We hope to open this facility in April, 2008

                We may acquire other companies in the e waste recycling business in those cities where we do not already have a physical presence. An acquisition could enable us to expand more rapidly, but the success of any acquisition will be heavily dependent upon due diligence investigation of the acquired company’s operations and history, including liabilities. ARC’s ability to acquire any business will be subject to the ability for ARC to obtain audited financial statements of the acquired company, unless such business is not deemed to be material (generally, a business whose sales are equal or exceed 10% of ARC’s revenues for the prior fiscal year would be considered “material.” In the event ARC acquires any material business during the offering period it would be required to suspend the offering until such time as this prospectus is amended to update the information in this prospectus, including the required audited financial information of the acquired business.

                ARC is seeking ways to use its recycling expertise in other facets of the recycling industry. In particular, we recently acquired a small auto recycler in Santa Ana California and one in Tijuana Baja California. Auto recycling is currently an insignificant percentage of our business. Following the operation of these pilot locations, we will evaluate whether entry into this market will be appropriate.

E-waste Subsidy; Governmental Regulation

                The California Waste Recycling Act of 2003 established a funding system for the collection and recycling of cathode ray tubes, liquid crystal display monitors, and other video display devices. Under this law, retailers collect a recycling fee at the time of initial sale of covered devices, and remit this fee to California. California pays eligible recyclers a fee for collecting and recycling these devices, and prohibits their export as e-waste unless the handling of the covered devices in the country of destination can be shown to comply with international standards ARC, as an authorized collector and recycler, receives a payment from the State of California for collection and recycling of these covered devices. We have collector and recycling licenses at both our City of Industry location in Los Angeles County and in our Hayward location in Northern California.  Currently, the states of Maryland, Maine, Connecticut, North Carolina, Oregon, Washington and British Columbia Canada, have similar e-waste collection subsidy programs. The California subsidy program provides significant revenue to ARC. The State of California pays $0.48/lb for recycled monitors, Laptop computers and TVs.

.

                ARC is required by each State or local government to maintain permits for the handling, recycling and disposal of e-waste and toxic materials.  Regulations require the payment of licensing fees, compliance with handling and disposal regulations and inspections to verify compliance. ARC maintains a regulatory department to ensure compliance with these regulations. Zoning and other municipal requirements limit where recyclers can operate. Should ARC increase its ability to recover materials, it could be subject to additional environmental or other requirements.

Competition

                We compete with a large number of e-waste recycling firms. For example, in California there are over 500 licensed e-waste collection and recycling facilities. According to information provided by the state of California, we are the second largest recycler by volume in the state. The largest participant in California’s e-waste program is Electronic Recyclers, and the third largest is SIMS Recycling Solutions.  We do not yet enjoy these dominant positions in other states, and the e-waste business is not dominated nationally by any one competitor or group of competitors. We are aware of a large competitor, Amandi, Inc., which claims to have 300 employees at eight locations. Amandi opened California operations in 2007 and is not yet a significant competitor in California.  Our goal is to become the largest e-waste recycler in the United States. In addition, there are numerous companies engaged in recycling and garbage collection in the United States, many of which have more financial resources than us and are better established. Should one of the larger waste disposal companies enter the e-waste market, they would compete with us.

Employees

                We have 150 employees, almost all of which are full time. No employees are represented by labor unions.

Properties

ARC leases facilities for its operations in the following locations. We are seeking for additional facilities nationwide in selected cities at this time as well as internationally in the Pacific Rim.

Location                                                                                Square footage

City of Industry-Turnbull Canyon                                          130,000

City of Industry-Lemon Avenue                                   40,000

Chicago IL                                                                                    10,000

Atlanta   GA                                                                                 27,500

Las Vegas NV                                                                               13,500

KearneyNJ                                                               12,000

El PasoTexas                                                            32,000

HaywardCA                                                                    14,400

Arlington TX                                                                                87,120

San DiegoCA                                                                   10,500

                An additional location near Ensenada, Baja California Norte is under construction on a 50 acre parcel of property. This property is owned by an affiliate of ARC and will be leased to ARC. The Turnbull Canyon property is also leased from an affiliate. See “Certain Transactions.”

Legal Proceedings

                ARC International Corporation is not a party to any material pending legal proceeding.

MANAGEMENT

Directors and Executive Officers

                The members of the Board of Directors of ARC serve until the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the Board of Directors.  The following are the directors and officers of ARC.

                Jay Hooper, age 51, is Chief Executive Officer and Director of the Registrant. He founded ARC International Corp. in 1996 and has been its Chief Executive Officer and a director since inception. From 1985 to 1996 he was the founder and President of American Research Corp., an early stage supplier of Dell Computer. From 1980 to 1985 he was founder and President of Plus and Plus Corporation, in Taiwan. Plus and Plus was the first company to display Chinese fonts on a PC. From 1978 to 1980 Mr. Hooper was Sales Manager of Pulse Technology, Inc., in Tokyo, Japan. Mr. Hooper has a degree in Electrical Engineering from the Oriental Institute of Technology College in Taiwan, and studied business law at US

                Rebecca Hooper, age 37, is a Director of the Registrant. She has worked part time in the accounting department of ARC International Corp. since its founding in 1996. She was employed as an engineer by Jiangxi801 from 1994 to 1996. Ms. Hooper received a Bachelor in Science from the Jiagxi University of Science and Technology in 1994. She is the spouse of Jay Hooper.

                Frank Lin, age 63, is an independent director of the Registrant.  For more than the past 5 years, he has been Director of Wan Hai Lines Ltd., Managing Director of AirSeaLand and eLogistic Company Limited, and Director of Rapido Logistic Service Ltd.  Prior to that time he held various positions as follows: President, CEO and Director of Allied Ind. & Eng. Corporation (USA); President, CEO and Director of Allied Ind. & Eng. Enterprise Co. Ltd.; President of Apogee Development LLC; Secretary General and CEO of Central Cooperated Corporation; Executive Director of the Board of Directors of A & E Development; Managing Director of AirSeaLand Products Company Limited; Chairman of the Board of Speedy Grand Limited; member of the Advisor Board of Taiwan Shin Sheng Daily News Shipping News Center; CEO of Morinokaze International; CEO of Total Shipping . Mr. Lin was Chairman of the National Taipei University of Technology, Materials and Mineral Resources Engineering Education Foundation; Chairman of the Alumni Association of that university; a member of the Advisory Board of the Taiwan Nihon University Alumni Association; Professor and Vice Dean of the International Study Institute, Honorary Director Vice President and Advisor to the Board of the National Development Initiatives Institute; President of the National Taipei University of Technology Alumni Association of North America; President (1993)  of the Joint Chinese University Alumni Association of Southern California; Visiting Professor & Graduate School Visiting Purser of Aomori Chou Gakuin University; and a member of the Board of Advisors of the Hot Springs Tourism Association of Taiwan and the Chinese Club of San Marino. Mr. Lin graduated from the Taiwan Provincial Taipei Institute of Technology in 1966 (Mining and Metallurgy); the National Cheng Chi University (Public and Management Center) in 1967; the Nihon University College of Industry Management, Department of Management in 1971; and the University of California Anderson School, Top Management EMBA in 1991.

                Kara Yu, age 47, has been Chief Financial Officer of ARC International Corp. since July, 2004. From July 1999 to May 2003 she was Controller of KYE International Corp., and she was Controller/Accounting Manager of CAF Technology Corp. from August 1989 to May 1999. Ms. Yu received a BA from the University of Washington-Seattle.

Audit Committee

            We intend to establish an audit committee upon close of this offering.  We are seeking for another independent director to chair the audit committee.

Executive Compensation

                The following table sets forth the cash and all other compensation of ARC International Corporation's executive officers and directors during each of the last three fiscal years.  The remuneration described in the table does not include the cost to ARC International Corporation of any benefits which may be furnished to the named executive officers, including premiums for health insurance and other benefits provided to such individual that are extended in connection with the conduct of ARC International Corporation's business, which total less than $10,000 for each individual per year.

       Name and Principal Position                                   Year                                       Salary

        Jay Hooper, President                                             2007                                  $     120,000

                                                                                            2006                                           96,000

                                                                            2005                                           96,000

        Kara Yu, Chief Financial Officer                            2007                                  $       72,000

                                                                                            2006                                           72,000

                                                                                            2005                                           60,000

                ARC has never granted any stock options or other equity awards.  Directors receive no compensation for acting as directors.

                ARC International Corporation, by resolution of its Board of Directors and stockholders, adopted a 2007 Stock Option Plan (the "Plan") in December, 2007.  The Plan enables ARC to offer an incentive based compensation system to employees, officers and directors and to employees of companies who do business with ARC.

                In the discretion of a committee comprised of non-employee directors (the "Committee"), directors, officers, and key employees or employees of companies with which we do business become participants in the Plan upon receiving grants in the form of stock options or restricted stock.  A total of 2,000,000 shares are authorized for issuance under the Plan, of which no shares are issued.  ARC may increase the number of shares authorized for issuance under the Plan or may make other material modifications to the Plan without shareholder approval.  However, no amendment may change the existing rights of any option holder.

                Any shares which are subject to an award but are not used because the terms and conditions of the award are not met, or any shares which are used by participants to pay all or part of the purchase price of any option may again be used for awards under the Plan.  However, shares with respect to which a stock appreciation right has been exercised may not again be made subject to an award.

                Stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant.  Restricted stock may not be granted under the Plan in connection with incentive stock options.

                Stock options may be exercised during a period of time fixed by the Committee except that no stock option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later.  In the discretion of the Committee, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, shares of Common Stock or by delivery or recourse promissory notes or a combination of notes, cash and shares of ARC's common stock or a combination thereof.  Incentive stock options may only be issued to directors, officers and employees.

                                                                           PRINCIPAL SHAREHOLDERS

                        The following table sets forth information relating to the beneficial ownership of Company common stock as of the date of this prospectus by (I) each person known by ARC International Corporation to be the beneficial owner of more than 5% of the outstanding shares of common stock (ii) each of ARC International Corporation's directors and executive officers, and (iii) the Percentage After Offering assumes the sale of all shares offered.  Unless otherwise noted below, ARC International Corporation believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.  For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that any warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised. The address of each unless noted is 333 Turnbull Canyon Road, City of Industry, California 91745.

                                                                                                           Number of Shares                 Percentage               After

Name                      Office                                                                                      Owned(1)             Owned            Offering

Jay Hooper            President and Director                                                      3,882,628(2)                 63.0%               54.2%

Rebecca Hooper   Director                                                                               3,882,628(3)                 63.0%               54.2%

Kara Yu                  Chief Financial Officer                                                              122,771                 2.00%                 1.8%

ARC International Group Inc.(3)                                                                         1,273,747                 20.6%               17.7%

All officers and directors

  as a group (4 persons)                                                                                        4,005,399                 65.0%               55.9%

(1)            Except as otherwise noted, shares are owned beneficially and of record, and such record shareholder has sole voting, investment, and dispositive power.

(2)            Includes 540,192 shares held of record by the Jay Hooper Family Trust, and 184,157 shares owned by Rebecca Hooper, Mr. Hooper’s spouse. The current trustee of the Jay Hooper Family Trust is Jay Hooper. Mr. and Mrs. Hooper disclaim beneficial ownership of the shares held by the other.

(3)            Includes 184,157 shares owned directly by Rebecca Hooper and 3,683,739 shares beneficially owned by her spouse, Jay Hooper.

(4)             ARC International Group, Inc. is owned and controlled by Cheng Wei Zhang.

SELLING STOCKHOLDERS

      The shares of common stock of ARC International Corporation offered by the Selling Stockholders will be offered at market prices, as reflected on the National Association of Securities Dealers Electronic Bulletin Board, or on the FINRAAQ Small Cap Market if the Common Stock is then traded on FINRAAQ.  It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. There are no other arrangements or understandings with respect to the distribution of the Common Stock.  Except as noted, the Selling Stockholders do not own any Common Stock except as registered hereby for sale and will own no shares after the completion of the offering.  The relationship, if any, between ARC International Corporation and any Selling Stockholder is set forth below.

                                                                                                       Shares Beneficially                                     Percentage

                                                                                                                 Owned                                               Total Shares

          Name and Address                                                           and Being Offered                                   After Offering

Magellan Capital Corp. (1)                                                                       112,500

83-888 Ave. 51

Coachella, CA 92236

Dempsey K. Mork (1)                                                                                 37,500

83-888 Ave. 51

Coachella, CA 92236

Randall A. Baker (2)                                                                                      8,550

P.O. Box 1025

Morongo Va1ley, CA 92256

Norber L. LeBoeuf (2)                                                                                   6,375

829 E. Francis Drive

Palm Springs, CA 82252

Kathryn M. LeBoeuf                                                                                    4,000

829 E. Francis Drive

Palm Springs, CA 82252

Rose Peskin                                                                                                      500

462 W. Mansfield

Los Angeles, CA 90036

Zachary Peskin                                                                                                 500

462 W. Mansfield

Los Angeles, CA 90036

Sarah Pesking                                                                                                   500

462 W. Mansfield

Los Angeles, CA 90036

Jacob Peskin                                                                                                     500

462 W. Mansfield

Los Angeles, CA 90036

Annette Baine                                                                                                  500

P.O.Box347

Lake Arrowhead, CA 92352

Michael Baine                                                                                                   500

P.O. Box347

Lake Arrowhead, CA 92352

Michelle Baine                                                                                                  500

P.O. Box347

Lake Arrowhead, CA 92352

James Baine                                                                                                      500

P.O.Box347

Lake Arrowhead, CA 92352

Sally Kerns                                                                                                        500

2910 Durand Ave.

Los Angeles, CA 90068

Michael Kerns                                                                                                  500

2910 Durand Ave.

Los Angeles, CA 90068

Doug Allen                                                                                                       100

5 Freemont St. Apt. 5

Provincetown, MA 02657

Melissa Lakner                                                                                                 100

290 Monmouth St.Apt. C

Jersey City, NJ 07302

Marcia Francois                                                                                               100

8650 Grand Ave.

Yucca Valley, CA 92284

Tom Thyne                                                                                                       200

14 Butler Hill Rd.

Somers, NY 10589

Peter Timpano                                                                                                  200

408 W. 34th St. Apt. 6J

New York, NY

Ronald S. Thompson                                                                                       200

3825 Lakeview Drive

Pfafftown, NC 27040

James Collins                                                                                                    200

6687 Morongo Road

29 Palms, CA 92277

James L. Bryan                                                                                                 100

Van Benthuysenlaan 2273 DX

Voorburg, Netherlands

Irwin J. Kirz                                                                                                    8,550

P.O. Box1025

Morongo Valley, CA 92256

Micah L. Kirz                                                                                                    450

290 Monmouth St.Apt. C

Jersey City, NJ 07302

Barbara Filiatreaux                                                                                           500

P.O. Box 993

La Quinta, CA 92247

Lynn Filiatreaux                                                                                                500

24988 Blue Ravine Rd.108-140

Folsom, CA 95630

Robar China Inc.                                                                                              500

P.O. Box 993

La Quinta, CA 92247

Robert L. Filiatreaux                                                                                         500

256 S. Robertson

Los Angeles, CA 90210

Robert J. Filiatreaux                                                                                    12,250

77545 Calle Chillon

La Quinta, CA 92253

Patricia Mork (1)                                                                                          38,250

55051 Riviera

La Quinta, CA 92253

Magellan Capital Corp.

  Profit Sharing (1)                                                                                     131,688

400 SW 15th St. Ste. 103C

Willmar, MN 56201

Millenium Group, Inc. (3)                                                                         368,312

4519 Admiralty Way #130

MarinaDel Rey, CA 90292

William Wilkinson                                                                                      10,000

PO Box43

JollyHarbour, Antigua, WI

JK Advisers Hedge Fund LLC(4)                                                             10,000

3027 E. Sunset Rd., #203

Las Vegas, NV 89120

GFM Electronics, S. A. de C. V.                                                               2,500

Pedro Ramirez Vazquez 200th -10,

Col. Valle Oriente,

San Pedro Garza Garcia, Nuevo León

 México, C. P. 66269

TOTAL                                                                                                       759,125

* None

(1)           Mr. Mork controls Magellan Capital Corp., and the Magellan Capital Corp Profit Sharing Plan.  He was president, chief financial officer and director of the public company before the acquisition of ARC International Crp (California) in January 2008.  Patricia Mork is his spouse.

(2)           Former officer or director

(3)           Millenium Group, Inc. is controlled by Jonathon Mork, the son of Dempsey Mork.

(4)           JK Advisers Hedge Fund LLC  is controlled by Jehu Hand, the Chief Executive Officer of the Underwriter.

                                                                                PLAN OF DISTRIBUTION

ARC Offering

       ARC has applied for listing of the common stock on ______________. ARC is offering 1,000,000 shares through Jackson, Kohle & Co., a FINRA registered broker dealer (the “Underwriter”) on a “straight best efforts, no minimum” offering. No escrow of offering proceeds will be established. Officers and directors may also offer Shares in the ARC Offering, in which no sales commission will be payable with respect to such Shares.The Underwriter has advised ARC that it proposes to offer the Shares to the public at the offering price set forth on the cover page of this Prospectus and that the Underwriter may allot to certain Dealers who are members in good standing of FINRA of $_________ per Share, of which not in excess of $____________ per Share may be re-allowed to other Dealers who are members of FINRA.  After the initial public offering, the public offering price, commissions and re-allowances may be changed by the Underwriter. The Underwriter may assign all or part of the ARC Offering to its European Union affiliate, Jackson, Kohle SE.

       ARC has agreed to pay to the Underwriter a non-accountable expense allowance of 3% of the gross proceeds of this offering, of which $___ has been paid to date.

       ARC has agreed to sell to the Underwriter, or its designees, for nominal consideration, a five year Underwriter’s Warrant to purchase up to 100,000 Shares at 120% of the initial public offering price per Share.  The Underwriter’s Warrant will be exercisable during the four-year period commencing one year from the date of this Prospectus.  ARC has the right to call the Underwriter’s Warrant on 60 day’s notice if the trading price of the common stock exceeds $9.60 per share for 30 consecutive days,  subject to the current effectiveness of a registration statement covering the underlyin shares and other conditions. The Underwriter’s Warrant may not be transferred, sold, assigned or hypothecated for one year from the date hereof except to officers of the Underwriter.  For the life of the Underwriter’s Warrant, the holder thereof  is given the opportunity to profit from a rise in the market price of the common stock of ARC with a resulting dilution in the interest of other stockholders.  ARC may find it more difficult to raise additional equity capital if it should be needed for the business of ARC while the Underwriter’s Warrant is outstanding; and at any time when the holder of the Underwriter’s Warrant might be expected to exercise it, ARC would probably be able to obtain additional equity capital on terms more favorable than those provided in the Underwriter’s Warrant.  ARC has agreed, at its expense, to register under the Securities Act, on one occasion, and at the expense of the Underwriter on another occasion, the Underwriter’s Warrant, and/or the underlying securities at the request of the holder thereof, during the four year period commencing one year from the date of this Prospectus.  ARC has also agreed to certain "piggy-back" registration rights for the holders of the Underwriter’s Warrant, and securities issuable upon exercise thereof, for a period of six years commencing one year from the date of this Prospectus.  The Underwriter has informed ARC that it does not expect sales of Shares to be made to discretionary accounts.

       Prior to this offering, there has been no public trading market for ARC common stock.  Consequently, the initial public offering price of the Shares has been determined by negotiations between ARC and the Underwriter.  Among the factors considered in determining the offering price and exercise prices were ARC's historical results of operations,  market prices and similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to those of ARC and the general condition of the securities markets.

Selling Stockholder Offering

                 ARC anticipates once the shares are trading on the ___________ or any other market the selling stockholders will sell their shares directly into any market created. The prices the selling stockholders will receive will be determined by the market conditions.  Selling stockholders may also sell in private transactions, and may sell directly or through the Underwriter.  ARC International Corporation cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market.  The shares may be sold by the selling stockholders, as the case may be, from time to time, in one or more transactions.  ARC International Corporation does not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares. Selling Stockholders may also sell in private transactions, at privately negotiated prices, but no sales commissions may be paid for effectuating private transactions.

                Commissions and discounts paid in connection with the sale of the shares by the selling stockholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling stockholders will be borne by them. The selling stockholders will, and any broker,-broker dealer or agent that participates with the selling stockholders in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act. ARC understands that it is the position of FINRA that such sales commissions or discounts should not exceed 5% of the gross offering price at which the selling stockholders sell their shares.

                ARC will bear all costs of the offering except for sales commissions related to the sale of shares by the Selling Stockholders Offering.

Regulation M

                Regulation M prohibits certain market activities by persons selling securities in a distribution.  To demonstrate their understanding of those restrictions and others, selling stockholders will be required, prior to the release of unlegended shares to themselves or any transferee, to represent as follows: that they have delivered a copy of this prospectus, and if they are effecting sales on the Electronic Bulletin Board or interdealer quotation system or any electronic network, that neither they nor any affiliates or person acting on their behalf, directly or indirectly, has engaged in any short sale of ARC common stock; and for a period commencing at least 5 business days before his first sale and ending with the date of his last sale, bid for, purchase, or attempt to induce any person to bid for or purchase ARC  common stock.

                The Underwriter does not make markets in any securities.

                                                                              CERTAIN TRANSACTIONS

                The President of ARC, who is also the majority shareholder, has personally guaranteed ARC’s revolving line of credit in the amount of $4,000,000 and equipment purchasing lines totaling $1,744,000.

                ARC’s Turnbull Canyon facilities were leased from a non-affiliated party in December, 2006 for a lease expiring in December, 2009. The lease agreement provided ARC with an option to purchase the property until October 2007 for $12,309,888. ARC transferred this option to purchase to an entity controlled by the President at no cost. ARC now leases this facility from its President at a price of $0.54 per square foot, triple net, which is $0.67 in  total. The lease from the affiliate of the President expires on Dec. 31, 2103. ARC believes that the purchase of the Turnbull facility by its President was in the best interests of ARC as it enables ARC to utilize its cash and borrowing resources on its core business.  The lease rate was based on rates for comparable industrial properties in the area.  The Board of Directors believes the lease rate is at fair market value.

The Baja California property is owned by an affiliate of Mr. Hooper.  The lease rate has not yet been determined.  The lease will commence on build completion, estimated for April, 2008.

                On January 4, 2008, the six shareholders of ARC International Corp., a California corporation, received 5,401,917 shares of ARC common stock in exchange for their shares of the California corporation.  This transaction was reported in a Current Report on Form 8-K dated January 4, 2008.

                                                                          DESCRIPTION OF SECURITIES

Common Stock

                ARC International Corporation's Articles of Incorporation authorizes the issuance of 80,000,000 shares of common stock, $.001 par value per share, of which 6,161,042 shares were outstanding as of June 27, 2008.  Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights.  Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of ARC, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of common stock have no preemptive rights to purchase ARC's common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

                Meetings of stockholders may be called by the board of directors, the chairman of the board, the president, or by one or more holders entitled to cast in the aggregate not less than 20% of the votes at the meeting.  Holders of a majority of the shares outstanding and entitled to vote at the meeting must be present, in person or by proxy, for a quorum to be present to enable the conduct of business at the meeting.

Preferred Stock

                ARC's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of shares of preferred stock, no par value, of which no shares of Preferred Stock are outstanding.

                ARC's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series.  ARC considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise.  If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in ARC's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities.  Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the common stock which would result in dilution of the income per share and net book value of the common stock.  Issuance of additional common stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the common stock.  The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance.  Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to ARC's common stock or any other series of preferred stock which ARC may issue.  The Board of Directors may issue additional preferred stock in future financings, but has no current plans to do so at this time.

                The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ARC.

                ARC intends to furnish holders of its common stock annual reports containing audited financial statements and to make public quarterly reports containing unaudited financial information.

Transfer Agent

                The transfer agent for the common stock is Corporate Stock Transfer, 3200 Cherry Creek Road South D

 Denver, Colorado 80902, and its telephone number is (303) 282-4800. Their website is www.corporatestock.com.

                                                          INTEREST OF NAMED EXPERTS AND COUNSEL

                The legality of the Shares offered hereby will be passed upon for ARC by Joel E. Hand, Esq., San Diego, California.

                                                                                               EXPERTS

                The audited financial statements of ARC International Corporation included in this Prospectus as of March 31, 2007 and 2006 have been audited by the Black Wing Group LLC, independent certified public accountant, to the extent and for the periods set forth in their report thereon and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                                     INDEMNIFICATION

                ARC International Corporation has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Nevada General Business Law.  Under ARC International Corporation's articles of incorporation, and as permitted under the Nevada General Business Law, directors are not liable to ARC International Corporation or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors.  Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to ARC International Corporation or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Nevada law.  Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve ARC International Corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

                At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of ARC International Corporation where indemnification will be required or permitted.  ARC International Corporation is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of ARC International Corporation pursuant to the foregoing provisions, or otherwise, ARC International Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                In the event that a claim for indemnification against such liabilities (other than the payment by ARC International Corporation of expenses incurred or paid by a director, officer or controlling person of ARC International Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ARC International Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

THE BLACKWING GROUP, LLC

18921G E VALLEY VIEW PARKWAY #325

INDEPENDENCE, MO 64055

816-813-0098

ARC Holding Group

333 Turnball Canyon Road

City of Industry, CA 91745

We have audited the accompanying balance sheet of ARC Holding Group as of March 31, 2006 and 2007, and the related statements of income, and cash flows for the twelve-month periods then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted my audit in accordance with U.S. generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ARC Holding Group as of March 31, 2006 and 2007, and the changes in its retained earnings and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note D to the financial statements, the Company faces competition from existing companies with considerably more financial resources and business connections. In the event that Company fails to meet the anticipated levels of performance there is significant doubt that the Company will be able to meet the debt obligations related to the non public offering. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note D. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Blackwing Group, LLC

Issuing Office: Independence, MO

March 21, 2008

ARC INTERNATIONAL CORP.

BALANCE SHEETS

MARCH 31, 2007 AND 2006

             ASSETS                                                                                                                          2007                             2006

Current Assets:

        Cash and cash equivalents                                                                                 $                  241,387    $                  172,987

        Accounts receivable – Trade (Net of $20,000 and $20,000)                                            3,090,460                     1,705,895

        Unclaimed processing costs                                                                                                   978,525                                   --

        Inventory                                                                                                                                              --                        297,345

        Net investment in lease receivable – current                                                                          86,027                        102,659

        Other receivables                                                                                                                        32,213                          10,233

        Prepayments                                                                                                                              669,205                          43,243

                 Total current assets                                                                                                      5,097,817                     2,332,362

Fixed Assets

        Trailer                                                                                                                                            90,186                        157,692

        Automobile and Truck                                                                                                             534,700                        438,715

        Equipment                                                                                                                               3,071,130                        791,508

        Furniture and Fixtures                                                                                                                64,536                          35,980

        Software                                                                                                                                       19,786                          19,786

                                                                                                                                                          3,780,338                     1,443,681

        Accumulated Depreciation                                                                                                   (681,690)                     (309,438)

                 Total Fixed Assets                                                                                                        3,098,648                     1,134,243

Other assets:

        Net investment in lease receivable – long term                                                                           608                          78,866

        Restricted cash                                                                                                                            67,585                          55,114

        Security deposits                                                                                                                      166,737                        142,326

        Investment in affiliate                                                                                                              261,000                                  --

                 Total other assets                                                                                                             495,930                        276,306

                         Total assets                                                                                          $               8,692,395    $               3,742,911

                LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

        Accounts payable                                                                                                $                  109,365    $                  306,352

        Accrued expenses and other payables                                                                                 474,271                        440,235

        Note payable                                                                                                                          2,744,504                        600,000

        Income tax payable                                                                                                                   209,920                        108,132

        Capital lease obligation – current                                                                                           126,989                        139,029

        Loans payable – current                                                                                                          491,432                          96,621

        Deferred revenue                                                                                                                                 --                          30,000

                 Total current liabilities                                                                                                  4,156,481                     1,720,369

Long-term liabilities:

        Capital lease obligation – long term                                                                                       263,203                        416,513

        Loans payable – long term                                                                                                   1,719,338                        335,035

        Deferred income tax liabilities – long term                                                                              72,644                          16,957

        Subordinated loans                                                                                                                             --                          52,500

                 Total long-term liabilities                                                                                              2,055,185                        821,005

                         Total liabilities                                                                                                       6,211,666                     2,541,374

Stockholders’ equity:

        Capital stock, $1 stated value; 100,000,000 shares authorized;

                 1,600,000 shares issued and outstanding                                                                  1,600,000                        850,000

        Retained earnings                                                                                                                     880,729                        351,537

                                                                                                                                                          2,480,729                     1,201,537

                 Total liabilities and stockholders’ equity                                                 $               8,692,395    $               3,742,911

See accompanying notes to financial statements

ARC INTERNATIONAL CORP.

STATEMENTS OF OPERATIONS

FOR THE TWELVE MONTH PERIODS ENDED MARCH 31, 2007 AND 2006

                                                                                                                                                      2007                             2006

Income

        Net Sales                                                                                                                   $             17,896,460    $             15,310,564

Total Income                                                                                                                                   17,896,460                   15,310,564

Cost of good sold                                                                                                                               6,670,024                     9,056,095

Gross margin                                                                                                                                    11,226,436                     6,254,469

General, selling and administrative expenses

        Advertising                                                                                                                                     29,727                          40,272

        Accounting                                                                                                                                       1,800                            2,064

        Auto expenses                                                                                                                               346,676                        304,425

        Bad Debt                                                                                                                                         54,365                          70,130

        Bank Charges                                                                                                                                  10,141                          10,410

        Depreciation                                                                                                                                 391,711                        249,825

        Donations                                                                                                                                         2,750                          15,095

        Employee Benefits                                                                                                                          42,900                                   --

        Entertainment                                                                                                                                20,126                          30,537

        Insurance                                                                                                                                      227,249                        208,548

        Internet Service                                                                                                                              18,968                          20,954

        Legal and Professional                                                                                                                  114,057                          87,998

        Leasing Expense                                                                                                                           118,450                          50,246

        Licenses and Permits                                                                                                                       41,292                          37,881

        Maintenance and Repair                                                                                                                  89,022                          16,662

        Marketing                                                                                                                                       59,642                          24,844

        Miscellaneous                                                                                                                                    5,670                          18,409

        Office Expenses                                                                                                                            114,242                          86,907

        Outside Labor                                                                                                                             2,175,036                        683,044

        Payroll                                                                                                                                       3,562,753                     2,294,940

        Payroll Tax Expenses                                                                                                                   328,467                        232,050

        Penalty                                                                                                                                             7,086                          16,318

        Postage                                                                                                                                           58,289                          38,159

        Property Tax                                                                                                                                          --                            3,719

        Rent                                                                                                                                          1,432,900                        982,502

        Research and Development                                                                                                                     --                          65,621

        Show Expense                                                                                                                                      805                            6,806

        Supplies                                                                                                                                         396,866                        163,801

        Telephone and Fax                                                                                                                       113,341                          72,523

        Training                                                                                                                                            4,972                            3,590

        Travel                                                                                                                                           128,444                          72,303

        Utilities                                                                                                                                        165,578                          66,159

Total General and Administrative Expenses                                                                                     10,133,325                     5,922,742

        Net Operating income                                                                                                                1,093,111                        331,727

Other income (expenses):

        Gain (loss) on sale of equipment                                                                                                   (30,046)                          22,855

        Interest income                                                                                                                               18,522                            6,073

        Other income                                                                                                                                  23,875                          53,829

        Interest expenses                                                                                                                        (244,046)                        (83,691)

        Other expenses                                                                                                                             (50,497)                         (8,704)

Total Other Income (Expenses)                                                                                                         (282,192)                          (9,638)

Income before income tax expenses                                                                                                      810,919                        322,089

Provision for income taxes                                                                                                                   281,727                        140,089

Net income (Loss)                                                                                                            $                  529,192    $                  182,000

Earnings per share – 1,600,000 and 850,000 shares issued                                                                       0.3307                          0.2141

See accompanying notes to financial statements

ARC INTERNATIONAL CORP.

STATEMENTS OF CASH FLOWS

FOR THE TWELVE MONTH PERIODS ENDED MARCH 31, 2007 AND 2006

                                                                                                                                                      2007                             2006

Cash flows from operating activities:

    Net Income                                                                                                                 $                  529,192    $                  182,000

    Adjustments to reconcile net income to net cash

        Provided by operating activities:

            Depreciation                                                                                                                          391,711                        249,825

                 (Increase) decrease in:

                 Accounts receivable                                                                                                  (1,384,565)                   (1,362,425)

                 Inventory                                                                                                                           297,345                        216,015

                 Other receivables                                                                                                             (21,980)                          (7,733)

                 Unclaimed processing costs                                                                                        (978,525)                                   --

                 Prepayments                                                                                                                   (625,962)                        (36,723)

                 Security deposits                                                                                                             (24,411)                        (68,083)

                 Increase (decrease) in:

                Accounts payable                                                                                                         (196,987)                      (119,706)

                 Accrued expenses and other payables                                                                           34,036                        384,723

                 Income tax payable                                                                                                           101,788                        104,582

                 Deferred income tax liabilities                                                                                           55,687                          16,957

                 Deferred revenue                                                                                                              (30,000)                          30,000

                        Net cash provided (used) by operating activities                                           (1,852,671)                     (410,568)

Cash flows from investing activities:

    Restricted cash deposited with trust                                                                                         (12,471)                        (55,144)

    Purchase of property and equipment                                                                                      (356,443)                      (282,874)

    Proceeds from sale of assets                                                                                                                 --                            4,257

    Investment in affiliate                                                                                                                (261,000)                                   --

    (Gain) Loss on Disposition of Equipment                                                                                   30,046                        (22,855)

    Principal received on net investment in lease receivable                                                       112,890                          68,674

                 Net cash (used) by investing activities                                                                      (486,978)                     (287,942)

Cash flows from financing activities:

    Principal payments on capital lease obligation                                                                      (165,350)                      (113,073)

    Principal payments on loans payable                                                                                      (168,605)                        (34,087)

    Proceeds from issuance of common stock                                                                                650,000                        300,000

    Loans from shareholders                                                                                                             (52,500)                          34,650

    Loans borrowed from bank for operations                                                                            2,144,504                        600,000

                 Net cash (used) by financing activities                                                                     2,408,049                        787,490

                 Net increase (decrease) in cash                                                                                        68,400                          88,980

Cash at beginning of period                                                                                              172,987                          84,007

Cash at end of period                                                                                       $                  241,387    $                  172,987

Supplemental disclosure of cash flow information:

    Cash paid for interest                                                                                               $                  244,046    $                    83,691

    Cash paid for income taxes                                                                                      $                  129,492    $                      8,480

Non-cash investing and financing transactions:

    See Note N for details

See accompanying notes to financial statements

ARC INTERNATIONAL CORP.

STATEMENTS OF STOCKHOLDERS’ EQUITY

ACCUMULATED FOR THE PERIOD FROM DATE OF INCEPTION

ON MARCH 28, 1996

(Expressed in US Dollars)

                                                                                                                                                                                          Total

                                                                      Number of                         Par                           Retained                 Stockholders’

                                                                Common Shares                  Value                         Earnings                Equity (Deficit)

 - at March 28, 1996                                                500,000                            1.000                                   --                        500,000

Balance, April 1, 2005                                             500,000    $                      1.000    $                  169,537    $                  669,537

Issuance of 350,000 shares

        of common stock at

        $1 stated value                                                350,000                            1.000                                   --                        350,000

Net income for Year Ending

        March 31, 2006                                                          --                                   --                        182,000                        182,000

Balance, March 31, 2006                                   850,000                           1.000                      351,537                   1,201,537

Issuance of 750,000 shares

        of common stock at

        $1 stated value                                                750,000                            1.000                                   --                        750,000

Net income for the period

        From April 1, 2006 to

        March 31, 2007                                                          --                                   --                        529,192                        529,192

Balance, March 31, 2007                                1,600,000    $             1,600,000    $                880,729    $            2,480,729

See accompanying notes to financial statements

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Condensed financial statements of ARC International Corporation included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Although certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted, ARC International Corporation believes that the disclosures are adequate to make the information presented not misleading.

A summary of significant accounting policies of ARC International Corporation is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management who are responsible for their integrity and objectivity.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the accompanying financial statements.

The condensed financial statements included herein reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation.

Organization, Nature of Business and Trade Name (also see Note R)

Northstar Ventures, Inc. (NVI) was organized under the laws of the State of Nevada on December 3, 1998 under the name of Northstar Ventures, Inc.  The Company was incorporated primarily to evaluate, negotiate, structure and complete a merger, or acquisition of, prospects consisting of private companies, partnerships, or sole proprietorships.  NVI seeks to acquire a controlling interest in such entities in contemplation of later completing an acquisition.  NVI is not limited to any operation or geographic area in seeking out opportunities.

NVI intends to continue to seek the acquisition of assets, property or business that may benefit the NVI and its stockholders.  Management anticipates that any such acquisition would require it to issue shares of its common stock as the sole consideration for the acquisition.  The NVI does not intend to restrict its search to any particular business or industry, and the area in which it will seek out acquisition, reorganizations or mergers will be restriction free.

The NVI’s articles initially authorized 20,000,000 shares of Preferred Stock and 80,000,000 shares of Common Stock, both at a par value of $0.001 per share.

ARC International Corp. (the Company) is in the business of providing material recycling services.  During the past fiscal year, the Company has evolved from a provider in traditional, reverse, E-commerce, and environmental logistic to an E-waste and metal recycler.  The Company was incorporated in the State of California on March 28, 1996, and began operations on the same date.  The Company currently operates in California, Texas, Georgia, and Nevada.

The Company grants credits to customers in E-waste industry throughout the nation.  Consequently, the Company’s ability to sell and collect the amounts due from customers is affected by economic fluctuations in those industries.

The Company’s articles initially authorized 100,000,000 shares of common stock with a stated value of $1.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Organization, Nature of Business and Trade Name (continued)

On January 4, 2008, Northstar Ventures, Inc., a Nevada corporation made an acquisition of ARC International Corp., a California corporation by exchanging Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock (100%) of ARC International Corp. for Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock of Northstar Ventures, Inc.  Immediately prior to implementation of this agreement Northstar Ventures, Inc. had One Million Four Hundred Seventy Three Thousand Two Hundred and Fifty shares outstanding.  After implementation of the agreement Northstar Ventures, Inc. has Twelve Million Two Hundred Seventy Seven Thousand Eighty Four shares of Common Stock.

The financials include the accounts of Northstar Ventures, Inc. and ARC International Corp. up until January 4, 2008 each of these companies were separate and distinct.  On January 4, 2008, Northstar Ventures, Inc. acquired ARC International Corp. as a wholly owned subsidiary.  ARC International Corp.’s primary business is E-waste and metal recycling.  Upon execution of this agreement Northstar Ventures, Inc. changed its name of ARC International Corporation.

Prior to January 4, 2008, ARC International Corp. had been a privately owned and operated business with well-established facilities in California, Texas, Georgia and Nevada.

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period.  Actual results could differ from those estimates.  Management further acknowledges that it is solely responsible for adoption sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal accounting control is designed to assure, among other items, that (1) recorded transactions are valid; (2) all valid transactions are recorded and (3) transactions are recorded in the period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the company for the respective periods being presented.

Activity reflected in these consolidated financial statements is from the activity in acquired company ARC International Corp.

Revenue Recognition

The Company generally recognizes revenue upon the delivery of service and products, except E-waste revenue claimed under the California Electronic Waste Recycling Act of 2003 (California SB 20).  Under the California SB 20 revenue is recognized when the claim is submitted to the California Integrated Waste Management Board (CIWMB).

Advertising

Expenses related to specific jobs are allocated and classified as costs of goods sold.  Expenses not related to specific jobs are recorded as general and administrative expenses.  Advertising expense for the years ended December 31, 207 and 2006 totaled $29,727, and $40,272, respectively.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

For purpose of the statements of cash flows, the Company considers unrestricted currency, demand deposits, certificate of deposits, money market accounts and highly liquid investments with maturities of three months or less to be cash equivalents.  The Company maintains at various financial institutions cash and cash equivalents, which may exceed federally insured amounts at times.  The Company places its cash balances with high quality financial institutions, and management believes credit risk is limited.

Property and Equipment

Property and equipment are carried at cost.  Expenditures for maintenance and repairs are charged against operations.  Renewals and betterments that materially extend the life of the assets are capitalized.  When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in income for the period.

Depreciation is computed for financial statement purposes on a straight-line basis over estimated useful lives of the related assets.  The estimated useful lives of depreciable assets are:

                                                                                                                        Estimated

                                                                                                                      Useful Lives

                 Office Equipment                                                                         5 – 10 years

                 Office Furniture                                                                            5 – 7 years

                 Shop Tools                                                                                   5 – 7 years

                 Vehicles                                                                                         5 – 10 years

For federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system.  For audit purposes, depreciation is computed under the straight-line method.

Use of Estimates

The preparation of financial statements in accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  A change in managements’ estimates or assumptions could have a material impact on ARC International Corporation’s financial condition and results of operations during the period in which such changes occurred.  Actual results could differ from those estimates.  Estimates also affect the reported amounts of revenues and expenses during the reporting period.  In management’s opinion, methodologies used to determine estimates are adequate and consistent with those of prior years.  ARC International Corporation’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts to properly reflect the realizable value of trade accounts receivable.  Management based upon past experience of uncollectible accounts estimates the balance in the allowance account.  Accounts receivable reflects an allowance for uncollectible accounts for March 31, 2007 and 2006 of $20,000.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventories

Inventories consisting primarily of LCD monitors, wireless communication media centers, laser printer, and home theater monitor stands are stated at lower of cost or market on a first-in, first-out basis.  Cost is determined by using the moving average method.  We have no policy for a reserve for excess and obsolete inventory based on forecasted demand.

Impairment of Long-Lived Assets

The Company regularly reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicated the carrying amount of the asset may not be recoverable.  If the sum of the expected future cash flows, undiscounted and without interest charges, were less than the carrying amount of the asset, the Company would recognize an impairment loss based on the estimated fair value of its assets.  As of March 31, 2007 and 2006, no impairment loss on long-lived assets was recorded by the Company.

Income Taxes

Deferred income taxes were recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.  A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. As of March 31, 2007, the claims submitted to the CIWMB represented approximately 19% of the trade accounts receivable before allowances.  In addition, four customers other than CIWMB represented approximately 61% of the trade accounts receivable before allowances at March 21, 2007.  For customers other than CIWMB, the Company generally does not require collateral and its accounts receivable is not secured.  The Company performs ongoing credit evaluation of its customers and maintains an allowance of credit losses.

Fair Value of Financial Instruments

For the following financial instruments including cash, accounts receivable, inventories, other receivables, prepaid expenses, and accounts payable, notes payable, accrued expense, and deposits, carrying value approximates fair value because of the short maturity of these financial instruments. The carrying value of the long-term debt approximates fair value because the terms of the instruments are similar to terms available to the Company for similar types of borrowing arrangements.

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument.  These estimates are subjective in nature and involve uncertainty and matters of significant judgment, and therefore cannot be determined with precision.  Changes in assumptions could significantly affect these estimates.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Common Stock

The Company has authorized common stock and has not authorized any other form of stock including preferred stock.

Principles of Consolidation

These consolidated financial statements are presented based on the generally accepted accounting principle of acquisition.  An acquisition of a company occurs when one enterprise pays cash, or issues stock or debt for all or part of the voting stock of another enterprise.  The acquired enterprise remains intact as a separate legal entity.  The parent-subsidiary relationship is accounted for as a purchase, and it is referred to as an acquisition.  Consolidated statements present the results of operations and the financial position of a parent company and its subsidiaries essentially as if the group were a single enterprise with one or more branches or divisions.

Recently Issued Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.”  This statement changes the requirements for the accounting for and reporting a change in accounting principle.  This statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, when practicable.

In February 2006, the FASB issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments – an amendment of FASB Statements No. 133 and 140.”  This statement improves financial reporting by eliminating the exemption from applying statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments.  This statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.

In March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets – an amendment of FASB Statement No. 140.”  This statement requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable.  SFAS No. 156 states that an entity should adopt this statement as of the beginning of its first fiscal year that begins after September 15, 2006.

In October 2006, the FASB issued SFAS No. 157 (SFAS No. 157).  The purpose of SFAS No. 157 is to provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements of earnings for the period.

SFAS No. 157 also provides guidance on the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements.  This changes the definition of fair value to be the price that would be received to sell an asset or paid to transfer a liability, an exit price, as opposed to the price that would be paid to acquire the asset or received to assume the liability, and entry price.   SFAS No., 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods with those fiscal years (e.g., January 1, 2008, for calendar year-end entities.)  We do not expect the adoption of SFAS No. 157 to have a material impact on our financial position, results of operations or cash flows.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 158 (SFAS No. 158), which amends SFAS No. 87,. 88, 106 and 132(R).  Post application of SFAS 158, an employer should continue to apply the provision in Statements 87, 88, and 106 in measuring plan assets and benefit obligations as of the date to its statement of financial position and in determining the amount of net periodic benefit cost.

SFAS 158 requires amounts to be recognized as the funded status of a benefit plan, which is, the difference between plan assets at fair value and the benefit obligation.  SFAS 158 further requires recognition of gains/losses and prior service costs or credits not recognized pursuant to SFAS No. 87 or SFAS No. 106.  Additionally, the measurement date is to be the date of the employer’s fiscal year-end.

Lastly, SFAS No. 158 requires disclosure in the financial statements effects from delayed recognition of gains/losses, prior service costs or credits, and transition assets of obligations.  SFAS No. 158 is effective for years ending after December 15, 2006 for employers with publicly traded equity securities and as of the end of the fiscal year ended after June 15, 2007 for employers without publicly traded equity securities.  We do not expect the adoption of SFAS No. 158 to have a material impact on our financial position, results of operations or cash flows.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

NOTE B – UNCLAIMED PROCESSING COSTS

The Company has incurred costs on E-waste processing which were not submitted to CIWMB for reimbursement as of March 31, 2007.  The costs were computed as follows:

                 Costs incurred on recycling prior to March 31, 2007             $               1,476,544

                 Estimated earnings                                                                                          244,771

                 Total billable fees at March 31, 2007                                                          1,721,315

                 Payments claimed as of March 31, 2007                                                     (580,638)

                 Unclaimed recycling fees                                                                             1,140,677

                 Estimated earnings on unclaimed recycling fees                                      (162,152)

                 Unclaimed processing costs                                                      $                  978,525

NOTE C – NET INVESTMENTS IN LEASES

During the year, the Company leased twelve trailers to individual tuck drivers.  Revenue from qualifying non-cancelable trailer lease contracts is accounted for as sales-type leases.  The present value of all payments is recorded as revenue, and the associated interest is recorded over the term of the lease agreement, which ranges from 12 to 24 months.  The net investment in finance leases was as follows:

                                                                                                                                     2007                             2006

                 Finance lease receivable                                                             $                    91,410    $                  202,600

                 Unearned interest                                                                                              (4,775)                       (20,775)

                 Net investment in leases                                                            $                    86,635    $                  181,525

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE D – PREPAYMENTS

Prepayments consist of the following at March 31:

                                                                                                                                     2007                             2006

                 Prepaid expenses                                                                         $                    83,236    $                    43,243

                 Prepaid equipment deposits                                                                           292,051                                   --

                 Prepaid purchase deposits                                                                             293,918                                  --

                 Total prepayments                                                                      $                  669,205    $                    43,243

NOTE E – PROPERTY AND EQUIPMENT

The carrying values of fixed assets as of March 31, 2007 and 2006, were as follows:

                                                                                                                                     2007                             2006

                 Trailer                                                                                5 yrs    $                    90,186    $                  157,692

                 Automobile and truck                                                    5 yrs                        534,700                        438,715

                 Equipment                                                                        5 yrs                     3,071,130                        791,508

                 Furniture and fixtures                                               5 – 7 yrs                          64,536                          35,980

                 Software                                                                           3 yrs                          19,786                          19,786

                     Total                                                                                                            3,780,338                     1,443,681

                 Less:  accumulated depreciation                                                                 (681,690)                      (309,438)

                                                                                                                         $               3,098,648    $               1,134,243

Depreciation for the periods ended March 31, 2007 and 2006 is $391,711 and $249,825.

NOTE F – RESTRICTED CASH

Amounts of $50,000 and $10,000 were deposited into trust accounts to meet the requirements of the California Department of Toxic Substances Control (DTSC) and Georgia Department of Natural, respectively.  The regulations of DTSC and Georgia Department of Natural require that an operator of a hazardous waste management facility provide assurance that funds will be available when closure care of the facility is needed.  In addition, $3,500 was placed with Southern California Edison Company as a deposit.  Interest earnings have been accrued on the accounts as an addition to restricted cash.

NOTE G – SECURITY DEPOSITS

The Company has made security deposits with the owners of the office/warehouse facilities at various locations.  As of March 31, 2007 and 2006, the amounts totaled $166,737 and $142,326, respectively.

NOTE H – INVESTEMNT IN AFFILIATE

The Company invested $261,000 in ARC (Cambodia) Corp in the year 2007.  It represents 100% of ARC (Cambodia) Corp.’s common stock at March 31, 2007.  The accounts of ARC (Cambodia) Corp. were not consolidated with the Company as the subsidiary was formed in March 2007 with no significant business activity as of March 31, 2007.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE I – BANK CREDIT FACILITIES

Revolving Line of Credit

The Company has revolving line of credit and letter of credit facilities totaling $4,000,000 with a bank under a loan and security agreement.  Any borrowings under the facility would bear interest at bank prime rate of LIBOR plus 2.25%, and are secured by substantially all Company’s assets.  In addition, the Company’s president and vice president personally guaranteed the line of credit.  At March 31, 2007, the outstanding balance aggregated $2,744,504 with the interest rate at 8.25%.  The current facilities expire on August 31, 2007 and 2008, respectively.

Equipment Loan

The company established a revolving line of credit of $744,000 with a bank for acquisition of equipment for 58 months.  Interest is payable monthly at bank prime rate.  The credit facilities are secured primarily by equipment and fixtures.  As of March 31, 2007, the loan balance totaled $659,840.  Monthly principal of $11,377 with interest payment started on April 30, 2007 and will end on January 31, 2012.  The loan bore 8.25% interest rate per annum as of March 31, 2007.

In addition, the Company established a $1,000,000 term loan with a bank for acquisition of equipment for five years.  Interest is payable monthly at Published Wall Street Journal prime rate.  The borrowings are secured primarily by equipment and fixtures.  In addition, the borrowings were personally guaranteed by the Company’s president.  As of January 19, 2007 the loan balance totaled $1,000,000.  Monthly principal of $16,667 with interest payment started on February 15, 2007 and will end on January 15, 2012.  The loan bore 8.25% interest rate per annum as of March 31, 2007.

The Company has additional loan agreements to finance the acquisition of machineries, trucks, and passenger vehicles.  The following is a schedule by years of the amount of maturities:

Year Ended March 31:

                 2008                                                                                                $                  491,432

                 2009                                                                                                                    484,182

                 2010                                                                                                                    480,055

                 2011                                                                                                                    456,370

                 2012                                                                                                                    298,731

                   Total                                                                                            $               2,210,770

NOTE J – CAPITAL LEASES

The company its transportation and office equipment from various financing companies under capital leases.  The economic substance of the lease is that the Company is financing the acquisition of the assets through the lease, and accordingly, it is recorded in the Company’s assets and liabilities.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE J – CAPITAL LEASES (continued)

The following is a schedule by years of future minimum payments required under the lease together with their present value as of March 31, 2007:

Year Ended March 31:

                 2008                                                                                                $                  151,570

                 2009                                                                                                                    149,495

                 2010                                                                                                                    114,191

                 2011                                                                                                                      17,075

                 2012                                                                                                                    462,331

                 Total                                                                                                                  (42,139)

                                                                                                                        $                  390,192

NOTE K – INCOME TAXES

The Company (ARC International Corporation) filed organization paperwork with the State of Nevada.  At the time of filing ARC International Corporation elected and filed to be a C Corporation.

The acquired company, ARC International Corp. filed organization paperwork with the State of California.  At the time of filing ARC International Corp. elected and filed to be a C Corporation.

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS 109”).  Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax asset and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under SFAS 109, the effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  Deferred taxation is provided in full in respect of taxation deferred by timing differences between the treatment of certain items for taxation and accounting purposes.  Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The components of the provision for income taxes are as follows:

                                                                                                                                     2007                             2006

                 Current:                                                    Federal                        $                  182,295    $                  101,251

                                                                                   State                                                   43,745                          21,881

                 Deferred:                                                  Federal                                               31,866                            6,302

                 Furniture and Fixtures                           State                                                  23,821                          10,655

                 Total income tax expenses                                                         $                  281,727    $                  140,089

The components of net deferred taxes as of March 31, 2006 are as follows:

                 Deferred tax assets:                                                                                  2007                             2006

                   Allowance for uncollectible account                                      $                      4,768    $                      4,768

                   State tax                                                                                                               8,107                            3,790

                 Deferred tax assets                                                                                            12,875                            8,558

                 Deferred tax liabilities                                                                                      (85,519)                       (25,515)

                 Net deferred tax liabilities                                                           $                  (72,644)    $                 (16,957)

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE L – ISSUANCE OF NEW SHARES

On September 28, 2006, the Board of Directors approved and issued 750,000 shares of common stock at stated value of $1 per share.  At March 31, 2007, the Company had 1,600,000 shares of common stock issued and outstanding.

In 2008 an additional 9,203,834 shares were authorized and issued in preparation of execution of the acquisition agreement.  These shares were issued after the closing date of these statements; therefore, they are not reflected in the chart below.  All shares were exchanged for an equivalent number of shares of the acquiring company Northstar Ventures, Inc.  Net loss peer share is calculated in accordance with SFAS No. 128, “Earnings Per Share.”  The weighted average number of common shares outstanding during each period is used to compute basic loss per share.  Basic net loss per common share is based on calculation of the weighted-average number of share of common stock as of March 31, 2006 and 2007 of Eight Hundred and Fifty Thousand and One Million Six Hundred Thousand, respectively.

         Number of Shares                            Net Income                           Year                     Net Gain Per Share

                    850,000                                       $182,000                             2006                                 ..2141

                 1,600,000                                       $529,192                             2007                                 ..3307

NOTE M – COMMITMENTS AND CONTINGENCIES

The Company leased office and warehouse facilities in various locations.  The minimum rentals under noncancellable operating leases are as follows:

Year Ended March 31:

                 2008                                                                                                $               1,275,674

                 2009                                                                                                                 1,422,427

                 2010                                                                                                                 1,126,236

                 2011                                                                                                                    359,040

                 2012                                                                                                                    361,960

                 2013                                                                                                                    300,240

                 2014                                                                                                                    277,000

                 2015                                                                                                                      96,000

                                                                                                                         $               5,216,577

In addition, the company has a purchase option for its City of Industry, California warehouse facility for $12,309,888.  The purchase option expires on October 19, 2007 (see Note R regarding subsequent events).

The Company also leased various transportation facilities and equipment under noncancellable operating leases.  The following is a schedule by years of future minimum rentals under the leases:

                                                                                         Automobile

                                                                                            & Truck                    Equipment                       Total

Year Ended March 31:

                 2008                                                          $                    22,988    $                  118,872    $                  141,860

                 2009                                                                                 18,217                        118,872                        137,089

                 2010                                                                                   4,800                        118,872                        123,672

                 2011                                                                                         --                          94,683                          94,683

                 2012                                                                                         --                          10,717                          10,717

                   Total                                                       $                    46,005    $                  462,016    $                  508,021

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE N –      Supplemental Disclosures – Noncash Investing and Financing Transactions

                                                                                                                                     2007                             2006

Capital lease obligation incurred

  for acquisition of equipment                                                                    $                             --    $                  208,282

Loans payable incurred for

  acquisition of equipment                                                                          $               1,947,719    $                  470,327

Subordinated loans from shareholders

  converted to common stock                                                                     $                  100,000    $                    50,000

NOTE O – LEGAL PROCEEDINGS

On May 3, 2007, the Company entered into a settlement agreement with an insurance company to resolve a lawsuit brought forth by the insurance company in 2006.  The Company paid $2,500 as settlement to the insurance company in order to avoid the cost and expense of litigation.

The Company is currently involved in certain legal proceedings with a customer.  The Company’s legal counsel has indicated that the Company was named as a defendant in a lawsuit where a customer alleged that the Company lost the shipment.  The Company has filed claim with its insurance carrier.  No amount has been accrued in the financial statements since the outcome of this matter is uncertain, and since the resulting liability, if any, cannot be determined.

NOTE P – SUBSEQUENT EVENTS

PURCHASE OPTION – Note O outlines an option to purchase the facility located at the City of Industry in California.  This option was not exercised by ARC International Corp.  It was exercised by Environ Con, LLC the majority members in Environ Co, LLC are also shareholders of ARC International, Inc.

As of January 1, 2008, a rental agreement has been executed between Environ Con, LLC and ARC International, Corp. for the facility.  The terms of the agreement are for ARC International, Corp. to make a security deposit of $107,712 and also pay $22,774 in other fees with the first rental payment of $53,856.  These terms are equivalent to the terms for other similar facilities in the surrounding areas.

ACQUISITION

An acquisition of a company occurs when one enterprise pays cash or issues stock for debt for all or part of the voting stock of another enterprise.  The acquired enterprise remains intact as a separate legal entity.  The parent-subsidiary relationship is accounted for as a purchase, and it is referred to as an acquisition.

ARC International Corp. prior to the acquisition has Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock issued and outstanding.  Per the acquisition agreement these shares were exchanged for an equal number of shares in Northstar Ventures, Inc.  Northstar Ventures, Inc. prior to the acquisition has originally issued and outstanding One Million Four Hundred Seventy Three Thousand Two Hundred and Fifty (1,473,250) shares of common stock.  After the implementation of the agreement Northstar Ventures, Inc has outstanding Twelve Million Two Hundred Seventy Seven thousand Eighty Four (12,277,084) shares of common stock.  In an acquisition the stock disclosures are presented by retroactively stating the equity accounts as of the earliest period presented to give effect to the new capital structure subsequent to the acquisition.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2007 AND 2006

NOTE P – SUBSEQUENT EVENTS (continued)

Therefore, the equity section of the financial statements presented reports the total number of shares issued as of March 31, 2007 as Twelve Million Two Hundred Seventy Seven Thousand Eighty Four (12,277,084) shares of common stock.

The merger agreement stipulated that the shareholders of ARC International Corp. would exchange Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares, representing One Hundred Percent (100%) of the issued and outstanding shares of ARC International Corp. common stock, including its processes and assets; for Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of stock of Northstar Ventures, Inc.  Upon finalization of this transaction per the agreement, ARC International Corp. would become a wholly owned subsidiary of Northstar Ventures, Inc. and Northstar Ventures, Inc. would change its name to ARC International Corporation.

Per the acquisition agreement, on January 4, 2008, ARC International Corp. transferred Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of the stock representing One Hundred Percent (100%) of the authorized and outstanding shares of ARC International Corp.  Northstar Ventures, Inc. issued Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock representing Eighty Eight percent (88%) of the authorized issued and outstanding shares of Northstar Ventures, Inc. in exchange for the Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of common stock of ARC International Corp.

As part of the acquisition ARC International Corp. exchanged assets valued at approximately $2,480,729 for Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares of Northstar Ventures, Inc. at a value of .2296 per share.  At the time of the acquisition, Northstar Ventures, Inc., had no assets; therefore the One Million Four Hundred Seventy Three Thousand Two Hundred and Fifty (1,473,250) shares of Northstar Ventures, Inc. still issued and outstanding had no value at the time of the trade.  The resulting increase in shares caused a decrease in the value of the newly issued Ten Million Eight Hundred Three Thousand Eight Hundred and Thirty Four (10,803,834) shares to .2021 cents per share.  This resulted in a dilution of .0275 cents per share equal to a .1198 percent dilution.

ARC INTERNATIONAL CORP.

BALANCE SHEET

DECEMBER 31, 2007

ASSETS

Current assets

        Trade accounts receivable, net                                                                                                                $               6,607,634

        Inventory                                                                                                                                                                         262,997

        Due from affiliate                                                                                                                                                            720,000

        Loan to shareholder                                                                                                                                                       237,127

        Net investment in lease receivable                                                                                                                                16,298

        Other receivables                                                                                                                                                           296,193

        Prepaid expenses                                                                                                                                                            445,998

                 Total current assets                                                                                                                                            8,586,247

Property and equipment, net                                                                                                                                             4,008,588

Other assets:

        Restricted cash                                                                                                                                                                 59,444

        Security deposits                                                                                                                                                           264,448

        Investment in long-term security                                                                                                                                 930,000

                 Total other assets                                                                                                                                               1,253,892

                 Total assets                                                                                                                                        $             13,848,727

Liabilities and STOCKHOLDERS’ Equity

Current liabilities:

        Accounts Payable                                                                                                                                      $               2,204,254

        Note payable – current                                                                                                                                               5,061,794

        Cash overdraft                                                                                                                                                                165,230

        Accrued expenses and other payables                                                                                                                       323,199

        Income tax payable                                                                                                                                                        292,072

        Capital lease obligation – current                                                                                                                                377,811

        Deferred tax liabilities                                                                                                                                                    185,640

                 Total current liabilities                                                                                                                                       8,610,000

Long-Term Liabilities:

        Notes payable – long-term                                                                                                                                        1,428,644

        Capital lease obligation – long-term                                                                                                                            827,267

                 Total long-term liabilities                                                                                                                                   2,255,911

                 Total liabilities                                                                                                                                                   10,865,911

Commitments and contingencies

Stockholder’s Equity:

        Common stock, $1 stated value; 100,000,000 shares authorized;

          1,600,000 shares issued and outstanding                                                                                                              1,600,000

        Retained earnings                                                                                                                                                       1,382,816

                 Total stockholder’s equity                                                                                                                                2,982,816

                 Total liabilities and stockholders’ equity                                                                                       $             13,848,727

See accompanying notes to financial statements

ARC INTERNATIONAL CORP.

STATEMENT OF OPERATIONS AND RETAINED EARNINGS

FOR NINE MONTHS ENDED DECEMBER 31, 2007

Net sales                                                                                                                                                            $                24,025,333

Cost of goods sold                                                                                                                                                            14,113,854

        Gross profit                                                                                                                                                                  9,911,479

General, selling and administrative expenses                                                                                                                  8,894,143

        Operating income                                                                                                                                                        1,017,336

Other income (expenses):

        Interest income                                                                                                                                                                   7,021

        Other income                                                                                                                                                                     97,678

        Gain on sale of asset                                                                                                                                                        91,046

        Other expense                                                                                                                                                                  (2,135)

        Interest expense                                                                                                                                                          (386,169)

Income before income tax expenses                                                                                                                                    824,777

Provision for income tax expenses                                                                                                                                       322,688

Net income                                                                                                                                                                               502,089

Retainer earnings, April 1, 2007                                                                                                                                            880,727

Retained earnings, December 31, 2007                                                                                                            $               1,382,816

See accompanying notes to financial statements

ARC INTERNATIONAL CORP.

STATEMENT OF CASH FLOWS

FOR NINE MONTHS ENDED DECEMBER 31, 2007

Cash flows from operating activities:

        Net income                                                                                                                                                  $                  502,089

        Adjustments to reconcile net income to net cash used

          in operating activities:

                 Depreciation and amortization                                                                                                                             708,366

                 Changes in assets and liabilities:

                         (Increase) decrease in trade accounts receivable                                                                               (3,517,174)

                         (Increase) decrease in inventory                                                                                                              (262,997)

                         (Increase) decrease in unclaimed processing cost                                                                                   978,522

                         (Increase) decrease in prepaid expenses                                                                                                   223,207

                         (Increase) decrease in due from affiliate                                                                                                  (720,000)

                         (Increase) decrease in security deposits                                                                                                   (97,710)

                         (Increase) decrease in other receivables                                                                                                 (422,629)

                         Increase (decrease) in accounts receivable                                                                                            2,094,889

                         Increase (decrease) in accrued expenses and other payables                                                                  44,076

                         Net cash provided (used) by operating activities                                                                                 (469,361)

Cash flows from investing activities:

        Investment in affiliate                                                                                                                                                 (669,000)

        Purchase of property and equipment                                                                                                                       (593,186)

                 Net cash provided (used) by investing activities                                                                                       (1,262,186)

Cash flow from financing activities:

        Borrowings from loan payable to bank                                                                                                                    1,535,164

        Principal payments on capital lease obligations                                                                                                    (210,234)

                 Net cash provided (used) by financing activities                                                                                          1,324,930

                 Net increase (decrease) in cash                                                                                                                        (406,617)

Cash, April 1, 2007                                                                                                                                                                  241,387

Cash, December 31, 2007                                                                                                                                   $               (165,230)

Supplemental disclosure of cash flows information:

        Cash paid for interest                                                                                                                                $                  386,169

        Cash paid for income taxes                                                                                                                       $                  137,540

See accompanying notes to financial statements

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 1 – The Company and Nature of Operations

ARC International Corp. (the Company) is in the business of providing material recycling services.  During the past fiscal year, the Company has evolved from a provider in traditional, reverse, E-commerce, and environmental logistic to an E-waste and metal recycler.  The Company was incorporated in the State of California on March 28, 1996, and began operations on the same date.  The Company currently operates in California, Georgia, Illinois, Nevada and Texas.

The Company grants credits to customers in E-waste and material recycling industry throughout the nation and overseas.  Consequently, the Company’s ability to sell and collect the amounts due from customers is affected by economic fluctuations in those industries.

NOTE 2 – Summary of Significant Accounting Policy

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Revenue Recognition

The Company generally recognizes revenue upon the delivery of service and products, except E-waste revenue claimed under the California Electronic Waste Recycling Act of 2003 (California SB 20) is recognized when the claim is submitted to the California Integrated Waste Management Board (CIWMB).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Estimates are used for, but not limited to, the accounting for doubtful accounts, depreciation and amortization, taxes and contingencies. Actual results could differ from those estimates.  Estimates also affect the reported amounts of revenues and expenses during the reporting period.  In management’s opinion, methodologies used to determine estimates are adequate and consistent with those of prior years.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts to properly reflect the realizable value of trade accounts receivable.  The balance in the allowance account is estimated by management based upon past experience of uncollectible accounts.  Accounts receivable reflects an allowance for uncollectible accounts for $20,000 at December 31, 2007.

Inventories

Inventories consisting primarily of electronic products are stated at lower of cost or market on a first-in, first-out basis.  Cost is determined by using the moving average method.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 2 – Summary of Significant Accounting Policy - continued

Property and Equipment

Property and equipment are stated at cost.  Depreciation is provided by the straight-line method over the estimated lives of the assets.

Investment in Long-Term Security

Investment consists of an investment in securities of a foreign public corporation.  The purchase is accounted for using the Cost Method under current GAAP, as the investment consists of less than 20% of the corporation’s total outstanding common stocks.

Impairment of Long-Lived Assets

The Company regularly reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicated the carrying amount of the asset may not be recoverable.  If the sum of the expected future cash flows, undiscounted and without interest charges, were less than the carrying amount of the asset, the Company would recognize an impairment loss based on the estimated fair value of its assets.  As of December 31, 2007, no impairment loss on long-lived assets was recorded by the Company.

Income Taxes

Deferred income taxes were recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective income tax bases.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse.  A valuation allowance is established if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of accounts receivable. As of December 31, 2007, the claims submitted to the CIWMB represented approximately 37% of the trade accounts receivable before allowances.  In addition, three customers other than CIWMB represented approximately 49% of the trade accounts receivable before allowances at December 31, 2007.  For customers other than CIWMB, the Company generally does not require collateral and its accounts receivable is not secured.  The Company performs ongoing credit evaluation of its customers and maintains an allowance of credit losses.

Fair Value of Financial Instruments

For the following financial instruments including cash, accounts receivable, inventories, other receivables, prepaid expenses, and accounts payable, notes payable, accrued expense, and deposits, carrying value approximate fair value because of the short maturity of these financial instruments. The carrying value of the long-term debt approximates fair value because the terms of the instruments are similar to terms available to the Company for similar types of borrowing arrangements.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 2 – Summary of Significant Accounting Policy - continued

Fair Value of Financial Instruments - continued

Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument.  These estimates are subjective in nature and involve uncertainty and matters of significant judgment, and therefore cannot be determined with precision.  Changes in assumptions could significantly affect these estimates.

NOTE 3 – Net Investment in Leases

During the year, the Company leased twelve trailers to individual tuck drivers.  Revenue from qualifying non-cancelable trailer lease contracts is accounted for as sales-type leases.  The present value of all payments is recorded as revenue, and the associated interest is recorded over the term of the lease agreement.

The net investment in finance leases was as follows:

                 Finance lease receivable                                                             $                    16,560

                 Unearned interest                                                                                                 (262)

                 Net investment in leases                                                            $                    16,298

NOTE 4 – Prepaid Expenses

Prepaid expenses consist of the following at December 31:

                 Prepaid expenses                                                                         $                  206,262

                 Prepaid equipment deposits                                                                             13,453

                 Prepaid purchase deposits                                                                             226,283

                 Total prepayments                                                                      $                  445,998

NOTE 5 – Property and Equipment

A summary of property and equipment follows:

                 Auto                                                                                  5 yrs    $                  538,142

                 Equipment                                                                        5 yrs                     4,543,070

                 Furniture and fixtures                                                5 - 7 yrs                          67,115

                 Software                                                                           3 yrs                          19,789

                 Trailers                                                                              5 yrs                          67,843

                 Leasehold Improvement                                      15 – 35 yrs                          17,146

                     Total                                                                                                            5,253,105

                 Less:  accumulated depreciation                                                                1,244,517

                                                                                                                         $               4,008,588

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 6 – Restricted Cash

$50,000 was deposited into a trust account to meet the requirements of the California Department of Toxic Substances Control (DTSC).  The regulation of DTSC requires that an operator of a hazardous waste management facility provide assurance that funds will be available when closure care of the facility is needed.  In addition, $3,500 was placed with Southern California Edison Company as a deposit.  Interest earnings have been accrued on the accounts as an addition to restricted cash.  As of December 31, 2007, the Company’s restricted cash account has a balance of $59,444.

NOTE 7 – Investment

The Company has made these following changes to its investments in 2007:

The Company sold its investment in ARC (Cambodia) Corp. Ltd. to an affiliate for $720,000 at cost.

In 2007, the Company invested $930,000 in a foreign public corporation that specializes in the field of environmental engineering.  The purchase agreement requires the Company to hold the invested interest for at least one year.

NOTE 8 – Bank Credit Facilities

Revolving Line of Credit

The Company has revolving line of credit and letter of credit facilities totaling $4,000,000 with a bank under a loan agreement.  Any borrowings under the facility would bear interest at the bank’s prime rate minus 0.50% or LIBOR plus 2.00%, and are secured by the Company’s assets.  In addition, the Company’s line of credit was personally guaranteed by the Company’s president.  At December 31, 2007, the outstanding balance aggregated $2,334,068 with the interest rate at 6.75%.  The current facilities expire on August 1, 2008.

The Company also has a revolving credit agreement totaling $3,000,000 with a bank under a loan agreement.  The aggregate unpaid revolving credit amount would subject to 90% export-related accounts receivables.  In addition, all of the borrowings under the agreement would bear interest at bank’s prime rate minus 0.50% per year or LIBOR plus 2.00% per year, and are secured by substantially all of the Company’s assets.  The line of credit was personally guaranteed by the Company’s president.  At December 31, 2007, the outstanding balance aggregated $2,268,013 with 6.75% interest rate.  The agreement terminates on August 1, 2008.

Equipment Loan

The Company has loan agreements to finance the acquisition of machineries, trucks, and passenger vehicles.  The following is a schedule by years of the amount of maturities:

Year Ended December 31:                                         Equipment                           Auto                            Total

                 2008                                                      $                  441,920        $                    17,790    $                  459,713

                 2009                                                                          441,920                               10,289                        452,209

                 2010                                                                          441,920                                 8,092                        450,011

                 2011                                                                          360,000                                 3,096                        363,097

                 2012                                                                          163,330                                       --                        163,327

                   Total                                                   $               1,849,090        $                    39,267    $               1,888,357

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 8 – Bank Credit Facilities

Equipment Loan - continued

All loan agreements are subject to several financial covenants and ratios.  At December 31, 2007, the Company was not in compliance with certain financial covenants and ratio requirements.  Management intended to work with the bank to resolve the noncompliance.  On May 28, 2008, the bank proposed to issue a forbearance of violation against provisions of loan agreement.

NOTE 9 – Capital Leases

The Company leases several vehicle and office equipment from various financing companies.  The economic substance of the lease is that the Company is financing the acquisition of the assets through the lease, and accordingly, it is recorded in the Company’s assets and liabilities.

The following is a schedule by years of future minimum payments required under the lease together with their present value as of December 31, 2007:

Year Ended December 31:

                 2008                                                                                                $                  408,198

                 2009                                                                                                                    387,196

                 2010                                                                                                                    231,510

                 2011                                                                                                                    152,793

                 2012                                                                                                                      76,397

                 Total minimum lease payments                                                                   1,256,094

                 Lease amount representing interest                                                             (51,016)

                 Present value of minimum lease payments                              $               1,205,078

NOTE 10 – Income Taxes

The components of the provision for income taxes are as follows:

                 Current:                                                    Federal                        $                  165,359

                                                                                   State                                                   44,333

                 Deferred:                                                  Federal                                               43,171

                                                                                   State                                                  69,825

                 Total income tax expenses                                                         $                  322,688

The components of net deferred taxes as of December 31, 2007 are as follows:

                 Deferred tax assets:

                   Allowance for uncollectible account                                      $                      4,768

                   State tax                                                                                                             24,291

                 Deferred tax assets                                                                                            29,059

                 Deferred tax liabilities                                                                                    (214,699)

                 Net deferred tax liabilities                                                           $                (185,640)

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 11 – Commitments and Contingencies

The Company leased office and warehouse facilities in various locations.  The minimum rentals under noncancelable operating leases are as follows:

Year Ended December 31:

                 2008                                                                                                $               1,613,097

                 2009                                                                                                                 1,546,786

                 2010                                                                                                                    558,585

                 2011                                                                                                                    480,480

                 2012                                                                                                                    362,480

                 2013                                                                                                                    276,000

                 2014                                                                                                                    166,000

                                                                                                                         $               5,003,428

The Company also leased various transportation facilities and equipment under noncancelable operating leases.  The following is a schedule by years of future minimum rentals under the leases:

                                                                                         Automobile

                                                                                            & Truck                    Equipment                       Total

Year Ended December 31:

                 2008                                                          $                    38,519    $                  151,447    $                  189,966

                 2009                                                                                 27,486                        151,447                        178,933

                 2010                                                                                 17,344                        123,870                        141,214

                 2011                                                                                   8,077                          28,169                          36,246

                 2012                                                                                  4,038                                   --                            4,038

                   Total                                                       $                    95,464    $                  454,933    $                  550,397

NOTE 12 – Legal Proceedings

On October 8, 2007, the Company entered into a settlement agreement with an insurance company to resolve a lawsuit brought forth by the insurance company in 2007.  The settlement agreement requires the Company to pay $9,500 in four installments, with the first payment due on October 15, 2007.  As of December 31, 2007, the Company had paid a total of $7,125.  The remaining balance of $2,375 was properly accrued as other payable.

In addition, on October 15, 2007, the Company entered into a settlement with a client to resolve a lawsuit regarding a lost shipment.  Under the agreement, the Company was to pay the client $50,000 in ten installments, with the first payment due on October 16, 2007.  As of December 31, 2007, the Company had paid a total of $20,000.  The remaining balance of $30,000 was properly accrued as other payable.

NOTE 13 – Subsequent Event

On January 1, 2007, one of the directors of the foreign public corporation in which the Company invested during 2007 was elected as a new member of the Company’s Board of Directors.  Subsequently, the director resigned on March 19, 2008, and the resignation was accepted by the Company.

ARC INTERNATIONAL CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

NOTE 13 – Subsequent Event - continued

On January 4, 2008, the Company merged a Nevada Corporation and filed a Form 8-K with the Securities and Exchange Commission.  The Company intended to complete the public company registration process in 2008.

In January 2008, the Company commenced a project to develop a recycling facility in the city of Ensenada, Mexico.  The Company plans to complete the project and have it operational in 2008.

        No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by ARC International Corporation.  This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                           TABLE OF CONTENTS           Page

ARC INTERNATIONAL CORPORATION

1,746,625 SHARES

PROSPECTUS

June   __, 2008

Until ______________,  all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ARC INTERNATIONAL CORPORATION

PART II

Item 13. Other Expenses of Issuance and Distribution. (all to be paid by ARC International Corporation)

                          Filing fee under the Securities Act of 1933                            $                     230.79

                          Printing and engraving (1)                                                          $              10,000.00

                          Non-accountable expense allowance                                      $             120,000.00

                          Legal Fees                                                                                   $                     500.00

                          Auditing Fees (1)                                                                         $               35,000.00

                          FINRA Filing Fees                                                                     $                     500.00

                          Miscellaneous (1)                                                                        $                  2,229.22

                          TOTAL                                                                                           $            168,460.01

(1)           Estimates

Item 14.       Indemnification of Directors and Officers.

                     ARC International Corporation has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Nevada General Corporation Law.  Under ARC International Corporation's articles of incorporation, and as permitted under the Nevada General Corporation Law, directors are not liable to ARC International Corporation or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors.  Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to ARC International Corporation or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Nevada law.  Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve ARC International Corporation or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or rescission.

                     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of ARC International Corporation where indemnification will be required or permitted.  ARC International Corporation is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Item 15.  Recent Sales of Unregistered Securities.

                ARC issued 6,183,542 newly issued shares on January 4, 2008 to 6 persons, comprising all of the shareholders of ARC International Corp.,   a California corporation.  No underwriter was involved. The transaction is exempt under section 4(2) of the Securities Act of 1933 as one not involving any public solicitation or public offering.  These share numbers reflect a subsequent one-for-two reverse stock split effected in February 2008.

                ARC issued 10,000 shares at a price of $4.00 per share to the JK Advisers Hedge Fund, LLC in February 2008. The Adviser to the fund is an affiliate of the Underwriter. ARC also issued 2,500 shares to GFM Electronics, S. A. de C. V., a non- US accredited investor who has business dealings with ARC. No underwriter was involved. These sales transaction is exempt under section 4(2) of the Securities Act of 1933 as one not involving any public solicitation or public offering.

                ARC issued 20,000 shares to William Wilkinson for legal services connected with the acqusition.  The issuance of these shares is exempt under Section 4(2) of the Securities Act of 1933 as one not involving any public offering.

Item 16.  Exhibits and Financial Statement Schedules

Underwriting Agreements

1.1                 Underwriting Agreement(1)

1.2                 Form of Underwriter’s Warrant(1)

                2.1.          Agreement and Plan of Reorganization between the Registrant and ARC International Corp., a California corporation (2)

3.             Certificate of Incorporation and Bylaws

                3.1.          Articles of Incorporation, as amended (1)

                3.3           Bylaws (1)

5.             Opinion of Hand & Hand as to legality of securities being registered.(3)

Material Contracts

                10.1 Stock Option Plan.(1)

21.           Subsidiaries of the small business issuer-ARC International Corp., a California corporation, is a wholly owned subsidiary; ARC de Mexico SA is a wholly owned Mexican subsidiary.

23.           Consents of Experts and Counsel

                23.1         Consent of Black Wing Group LLC(2)

                23.2         Consent of Hand & Hand included in Exhibit 5 hereto

(1)     Filed herewith

(2)     Incorporated by reference to such exhibit as filed with the Current Report on Form 8-K dated January 4, 2008

(3)     To be filed by amendment

                All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.

                (b) Financial Statement Schedules

                All schedules are omitted because they are not applicable or because the required information is included in the financial statements or notes thereto.

                (1)           Filed herewith.

Item 17.        Undertakings.

                      (a)    The undersigned registrant hereby undertakes:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) The undersigned registrant issuer hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering thereof.

(8) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                                                                   SIGNATURES

                In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Industry, State of California on June 27, 2008.

                                                                                                ARC INTERNATIONAL CORPORATION

                                                                                                 By:    /s/ Jay Hooper

                                                                                                           Jay Hooper, Chief Executive Officer

                In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 27, 2008.

By: /s/ Jay Hooper                                                                                Chief Executive Officer and director (principal executive officer)

By: /s/ Kara Yu                                                                                      Chief Financial Officer (principal

Kara Yu                                                                                                  financial and accounting officer)

By: /s/ Rebecca Hooper                                                                       Director

Rebecca Hooper